UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Bristow Group Inc.

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BRISTOW GROUP INC.
2000 W. SAM HOUSTON PKWY. S., SUITE 1700
HOUSTON, TEXAS 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Bristow Group Inc. (the “Company”) will be held at the Westchase Hilton, 9999 Westheimer Road, 77042 on August 5, 2008, at 8:00 a.m. for the following purposes:

1.	To elect as directors the nominees named in this proxy statement to serve until the next Annual Meeting of the Stockholders and until their successors are chosen and have qualified;

2.	To consider and act upon a proposal to approve and ratify the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2009; and

3.	To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Our Board of Directors has fixed the close of business on June 9, 2008, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

STOCKHOLDERS WHO DO NOT ELECT TO ATTEND IN PERSON ARE REQUESTED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU CAN ALSO CALL IN YOUR VOTE BY TOUCHTONE TELEPHONE OR SEND IT OVER THE INTERNET BY USING INSTRUCTIONS ON THE PROXY CARD.

By Order of the Board of Directors

Randall A. Stafford
Vice President and General Counsel,
Corporate Secretary

Houston, Texas
July 3, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 5, 2008

Our proxy statement and annual report to shareholders are available at
[http://bnymellon.mobular.net/bnymellon/brs]

I.  GENERAL INFORMATION

Why did I receive this Proxy Statement?

Our Board of Directors of Bristow Group Inc. (the “Company” or “we” or “us”) is soliciting proxies to be voted at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on August 5, 2008, and at any adjournment of the Annual Meeting. When the Company asks for your proxy, we must provide you with a proxy statement that contains certain information specified by law. We are mailing this proxy statement and the enclosed proxy card to stockholders on approximately July 3, 2008. All proxies in the enclosed form that are properly executed and returned to us prior to the Annual Meeting will be voted at the Annual Meeting, and any adjournments thereof, as specified by the stockholders in the proxy or, if not specified, as set forth in this proxy statement.

What will the stockholders vote on at the Annual Meeting?

The stockholders will vote on the following:

•	election of the nominees in this proxy statement as directors; and

•	approval and ratification of the Company’s independent auditors.

Will there be any other items of business on the agenda?

We do not expect that any other items of business will be considered because the deadlines for stockholder proposals and nominations have already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

Stockholders as of the close of business on June 9, 2008 (the “Record Date”) may vote at the Annual Meeting. You have one vote for each share of common stock you held on the Record Date. As of the Record Date we had 24,093,611 shares of common stock outstanding.

How many votes are required for the approval of each item?

The nominees for director receiving a plurality of the votes cast will be elected. Abstentions and instructions to withhold authority to vote for one or more of the nominees and broker nonvotes (as defined below) will result in those nominees receiving fewer votes but will not count as votes “against” a nominee.

The approval of KPMG LLP (“KPMG”) as the Company’s independent auditors for the fiscal year ending March 31, 2009 will be ratified if the votes cast for the proposal exceed the votes cast against the proposal. Abstentions and broker nonvotes will not count either for or against the proposal.

What are “Broker Nonvotes”?

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For some proposals, such as election of directors and the approval and ratification of the Company’s independent auditors, the broker may vote your shares at its discretion. But for other proposals, the broker may not vote your shares at all. When that happens, it is called a “broker nonvote.” Broker nonvotes are counted in determining the presence of a quorum at the Annual Meeting, but they are not counted for purposes of calculating the votes on particular matters considered at the Annual Meeting. However, because broker discretionary voting is permitted on both of the proposals to be considered at the Annual Meeting, broker nonvotes are not anticipated.

How do I vote by proxy?

If you are a stockholder of record, you may vote your proxy by marking your enclosed proxy card to reflect your vote, signing and dating each proxy card you receive and returning each proxy card in the enclosed self-addressed envelope. The shares represented by your proxy will be voted according to the instructions you give on your proxy card. In addition, you may vote your shares by telephone or via the Internet by following the instructions provided on the enclosed proxy card.

How do I revoke my proxy?

You have the right to revoke your proxy at any time before the meeting by notifying our Secretary in writing or by delivering a later-dated proxy. If you are a stockholder of record, you may also revoke your proxy by voting in person at the meeting.

How do I vote in person?

If you are a stockholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card, even if you plan to attend the meeting.

How do I submit a stockholder proposal or nominate a director for the 2009 Annual Meeting?

Rule 14a-8 under the Securities Exchange Act of 1934 provides that, if a stockholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by June 6, 2009. However, if the date of next year’s Annual Meeting is more than 30 days from the first anniversary of this year’s Annual Meeting, notice is required a reasonable period of time before we print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q or in another communication to you. Proposals should be addressed to our Secretary, 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042. In addition, our bylaws provide that any stockholder wishing to nominate a candidate for director or to propose any other business at next year’s Annual Meeting must give us written notice not earlier than the close of business on the 90th day prior to and not later than the close of business on the 60th day prior to the first anniversary of this year’s Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice is required not earlier than 90 days prior to the Annual Meeting and not later than the later of 60 days prior to the Annual Meeting or the 10th day after publicly disclosing the meeting date. That notice must provide certain other information as described in the bylaws. Copies of the bylaws are available to stockholders free of charge upon request to our Secretary.

II.  CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors (or, our “Board”) has adopted Corporate Governance Guidelines that govern the structure and functioning of our Board and set out our Board’s policies on a number of governance issues. A copy of our Corporate Governance Guidelines is posted on our website, www.bristowgroup.com, under the “Governance” caption and is available free of charge on request to the Company’s Secretary at 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042.

Director Independence

Our Corporate Governance Guidelines require that a majority of our Board consist of independent directors. In general, the Corporate Governance Guidelines require that an independent director must have no material relationship with the Company, directly or indirectly, except as a director. Our Board determines independence on the basis of the standards specified by the New York Stock Exchange (the “NYSE”) and other facts and circumstances our Board considers relevant.

To assist it in determining the independence of our directors, our Board has adopted certain categorical standards. A copy of the standards is posted on our website, www.bristowgroup.com, under the “Governance” caption and is available free of charge on request to the Company’s Secretary at 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042. Our categorical standards are consistent with the standards set forth in the NYSE listing standards.

Our Board has reviewed any business transactions and charitable relationships between the Company and each director standing for election to determine compliance with the categorical standards described above and to evaluate whether there are any other facts or circumstances that might impair the independence of a director. Based on that review, our Board has determined that Messrs. Amonett, Bolden, Cannon, Cartwright, Flick, Knudson, Tamblyn and Wyatt are independent.

Term of Office; Mandatory Retirement

All of our directors stand for election at each Annual Meeting.

Under our Corporate Governance Guidelines:

•	directors will resign from our Board effective at the Annual Meeting of Stockholders following their seventy-second birthday, unless two-thirds of the members of our Board (with no independent director dissenting) determine otherwise;

•	employee directors will resign from our Board when they retire, resign or otherwise cease to be employed by the Company; and

•	a non-employee director who retires or changes his or her principal job responsibilities will offer to resign from our Board and the Governance and Nominating Committee of our Board will assess the situation and recommend to the full Board whether to accept the resignation.

Executive Sessions

The Company’s Corporate Governance Guidelines provide that, at least twice a year, at regularly scheduled meetings, the Company’s non-management directors shall meet in executive session without any management participation. In addition, if any of the non-management directors are not independent under the applicable rules of the NYSE, then independent directors meet separately at least once a year. Normally, the Chairman of the Board will preside at executive sessions, but, if the roles of Chairman and Chief Executive Officer are combined, the non-management directors will select another director to serve as Lead Director to preside at such sessions. If an additional meeting of independent non-management directors is necessary, and the Chairman of the Board is not independent, then one of the independent non-management directors will be selected as Lead Director to preside at that meeting. In either case, the Lead Director of any such meeting will be, in rotation, the then-

Chairman of one of the committees of our Board required to be composed solely of independent directors, in the following order: Audit, Compensation, and Governance and Nominating Committees.

Stockholders and other interested parties who wish to communicate with the Lead Director of executive sessions or with the non-management directors as a group should send their correspondence to: Lead Director or Bristow Group Inc. Non-Management Directors, as the case may be, c/o Secretary, 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042. Communications so addressed and clearly marked as “Stockholder Communications” will be forwarded by our Secretary unopened to, as the case may be, the Chairman of our Board or the then-serving Lead Director (being the independent director scheduled to preside at the next meeting of the non-management or independent directors).

Code of Ethics and Business Conduct

Our Board has adopted a Code of Business Integrity for directors and employees (the “Code”). Our Code applies to all directors and employees, including the chief executive officer, the chief financial officer, and all senior financial officers. Our Code covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, compliance procedures and employee complaint procedures. Our Code is posted on our website, www.bristowgroup.com, under the “Code of Integrity” caption and is available free of charge on request to our Secretary at 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042.

The Governance and Nominating Committee will review any issues under the Code involving an executive officer or director and will report its findings to the full Board. Our Board does not envision that any waivers of the Code will be granted, but, should a waiver be granted for an executive officer or director, it will also be promptly disclosed.

Director Selection

Our Board has adopted criteria for the selection of directors that describe the qualifications the Governance and Nominating Committee must evaluate and consider with respect to director candidates. Such criteria include (i) experience serving as chief executive officer or other senior corporate executive, (ii) international business experience, (iii) energy, oil service or aviation company experience and (iv) finance, accounting or banking experience. These criteria are included in the Corporate Governance Guidelines which are posted on our website.

The Governance and Nominating Committee proposes nominees for director and acts pursuant to its charter, which is posted on our website, www.bristowgroup.com, under the “Governance” caption and is available free of charge on request to our Secretary at 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042. It is the policy of the Governance and Nominating Committee to consider director candidates recommended by its employees, directors, stockholders, and others, including search firms.

The Governance and Nominating Committee has sole authority to retain and terminate any search firm used to identify candidates for director and has sole authority to approve the search firm’s fees and other retention terms.

If a stockholder wishes to recommend a director for nomination, he or she should follow the procedures set forth below for nominations to be made directly by a stockholder. In addition, the stockholder should provide such other information as such stockholder may deem relevant to the Governance and Nominating Committee’s evaluation. All recommendations, regardless of the source of identification, are evaluated on the same basis as candidates recommended by our directors, chief executive officer, other executive officers, third-party search firms or other sources.

Our bylaws permit stockholders to nominate directors for election at an annual stockholders meeting regardless of whether such nominee is submitted to and evaluated by the Governance and Nominating Committee. To nominate a director using this process, the stockholder must follow procedures set forth in our bylaws. Those procedures require a stockholder wishing to nominate a candidate for director at next year’s Annual Meeting to give us written notice not earlier than the close of business on the 90th day prior to the anniversary date of the immediately preceding Annual Meeting and not later than the close of business on the 60th day prior to the anniversary date of the immediately preceding Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice is required not earlier than 90 days prior to the Annual Meeting and not later than the later of 60 days prior to the Annual Meeting or the 10th day after we publicly disclose the meeting date. The notice to the Secretary must include the following:

•	The nominee’s name, age and business and residence addresses;

•	The nominee’s principal occupation or employment;

•	The class and number of our shares, if any, owned by the nominee;

•	The name and address of the stockholder as they appear on our books;

•	The class and number of our shares owned by the stockholder as of the record date for the Annual Meeting (if this date has been announced) and as of the date of the notice;

•	A representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•	A description of all arrangements or understandings between the stockholder and the nominee; and

•	Any other information regarding the nominee or stockholder that would be required to be included in a proxy statement relating to the election of directors.

We did not receive any nominations for director from stockholders for our 2008 Annual Meeting.

Director Attendance

Our Board held 10 meetings during the past fiscal year. During this period, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board during the period in which he was a director and (ii) the total number of meetings held by all committees on which he served during the period in which he was a director.

It is our policy that each director of the Company is expected to be present at each Annual Meeting of Stockholders, absent circumstances that prevent attendance. We facilitate director attendance at the Annual Meetings of Stockholders by scheduling such meetings in conjunction with regular meetings of directors. All of our directors attended last year’s Annual Meeting.

Communication with Directors

Our Board maintains a process for stockholders and interested parties to communicate directly with our Board.

All communications should be delivered in writing addressed to the Corporate Secretary at 2000 West Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042. The correspondence should be addressed to the appropriate party, namely: Bristow Group Inc. Board, Bristow Group Inc. Governance and Nominating Committee, Bristow Group Inc. Audit Committee, Bristow Group Inc. Compensation Committee or the individual director designated by full name as it appears in the Company’s most recent proxy statement. All communications must be accompanied by the following information:

•	If the person submitting the communication is a security holder, a statement of the type and amount of the securities of the Company that the person holds; or, if the person is not a shareholder, a statement regarding the nature of the person’s interest in the Company; and

•	The address, telephone number and e-mail address, if any, of the person submitting the communication.

For more detail, refer to our Company Policy for Communications with our Board posted on our website, www.bristowgroup.com, under the caption “Governance”.

III.  COMMITTEES OF THE BOARD OF DIRECTORS

Our Board has the following committees, the membership of which as of the Record Date is set forth below. The charters of our Audit, Compensation and Governance and Nominating Committees are posted on our website, www.bristowgroup.com, under the “Governance” caption and are available free of charge on request to our Secretary at 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042.

Number of Meetings
Name of Committee and Members	in Fiscal Year 2008

AUDIT(1)	7
Ken C. Tamblyn
Thomas N. Amonett
Stephen J. Cannon
Michael A. Flick
COMPENSATION(1)	8
Michael A. Flick
Thomas N. Amonett
Charles F. Bolden, Jr.
GOVERNANCE AND NOMINATING(1)	3
Thomas C. Knudson
Charles F. Bolden, Jr.
Stephen J. Cannon

(1)	As of May 22, 2008, all members of the Audit, Compensation and Governance and Nominating Committees were independent as defined by the applicable NYSE rules.

Audit Committee

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. The Audit Committee also monitors the integrity of the Company’s financial statements and the independence and performance of the Company’s auditors and reviews the Company’s financial reporting processes. The Audit Committee reviews and reports to our Board the scope and results of audits by the Company’s independent auditors and the Company’s internal auditing staff and reviews the audit and other professional services rendered by the independent auditors. It also reviews with the independent auditors the adequacy of the Company’s system of internal controls. It reviews transactions between the Company and the Company’s directors and officers, the Company’s policies regarding those transactions and compliance with the Company’s business ethics and conflict of interest policies.

Our Board requires that all members of the Audit Committee meet the financial literacy standard required under the NYSE rules and that at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, the SEC has adopted rules requiring that the Company disclose whether or not the Company’s Audit Committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, has all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	an ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves;

•	experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal controls and procedures for financial reporting; and

•	an understanding of audit committee functions.

The person is to further have acquired such attributes through one or more of the following:

•	education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

•	experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

•	experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements or other relevant experience.

Our Board has reviewed the criteria set by the SEC and determined that all four members meet the financial literacy standards required by NYSE rules and that all four members qualify under NYSE rules as having accounting or related financial management expertise. Our Board has also determined that all four members qualify as audit committee financial experts.

Compensation Committee

The Compensation Committee, among other matters:

•	approves the compensation of the Chief Executive Officer and all other executive officers;

•	evaluates the performance of the Chief Executive Officer against approved performance goals and other objectives and reports its findings to our Board;

•	reviews and approves changes in employee benefits and incentive compensation plans;

•	reviews and makes recommendations with respect to changes in equity-based plans and director compensation; and

•	prepares a report to be included in the Company’s annual proxy statement.

The Compensation Committee consists entirely of “non-employee directors,” as defined by Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, all of whom satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

Governance and Nominating Committee

The Governance and Nominating Committee assists our Board in:

•	identifying individuals qualified to become members of our Board consistent with criteria approved by our Board;

•	recommending to our Board the director nominees to fill vacancies and to stand for election at the next annual meeting of stockholders;

•	developing and recommending to our Board the corporate governance principles to be applicable to the Company;

•	recommending committee assignments for directors to our Board; and

•	overseeing an annual review of our Board’s performance.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during the fiscal year 2008 was an officer or employee of the Company, was formerly an officer of the Company, or had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K (Transaction with Related Persons, Promoters and Certain Control Persons).

IV.  ELECTION OF THE NOMINEES AS DIRECTORS

Our Board has fixed the number of directors at nine. The term of office of all of our present directors will expire no later than the day of the Annual Meeting upon the election of their successors. The directors elected at the Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death, resignation or removal.

Unless authority to do so is withheld by the stockholder, each proxy executed and returned by a stockholder will be voted for the election of the nominees hereinafter named. Directors having beneficial ownership derived from presently existing voting power of approximately 6.8% of our common stock as of the Record Date have indicated that they intend to vote for the election of all nominees hereinafter named. If any nominee withdraws or for any reason is unable to serve as a director, the persons named in the accompanying proxy either will vote for such other person as our Board may nominate or, if our Board does not so nominate such other person, will not vote for anyone to replace the nominee. Our management knows of no reason that would cause any nominee hereinafter named to be unable to serve as a director or to refuse to accept nomination or election.

The nominees for director receiving a plurality of the votes cast will be elected. The proxyholder named in the accompanying proxy card will vote FOR each of the nominees named herein unless otherwise directed therein. Abstentions, instructions to withhold authority to vote for one or more of the nominees and broker nonvotes will result in those nominees receiving fewer votes, but will not be counted as a vote AGAINST the nominee.

Our Board recommends that stockholders vote FOR the election to our Board of each of the nominees named below.

Information Concerning Nominees

Our present Board proposes for election the following nine nominees for director. Except for Mr. Wyatt, each of the nominees named below is currently a director of the Company and each was elected at the Annual Meeting of Stockholders held on August 3, 2007.

Thomas N. Amonett, age 64, is a resident of Houston, Texas and joined our Board in February 2006. Mr. Amonett has served as President, Chief Executive Officer and a director of Champion Technologies, Inc. since 1999. Champion Technologies, Inc. is an international provider of specialty chemicals and related services primarily to the oilfield production sector. Mr. Amonett serves as a director of Hercules Offshore Inc., where he serves on the Corporate Governance and Special Governance Committees, and as a director of Orion Marine Group, where he serves on the Audit Committee and the Nominating and Governance Committee. He has served as a member of our Compensation Committee since August 2006 and our Audit Committee since February 2006.

Charles F. Bolden, Jr., age 61, is a resident of Houston, Texas and was elected to our Board in August 2006. Mr. Bolden was a space shuttle pilot astronaut for the National Aeronautics and Space Administration (NASA) for 13 years. Mr. Bolden retired from the United States Marine Corps on January 1, 2003 after serving more than 34 years. Following his retirement from military service, Mr. Bolden was the President and Chief Operating Officer of American PureTex Water Corporation and PureTex Water Works from January to April 2003. He was Senior Vice President at TechTrans International, Inc. from April 2003 until January 1, 2005. Mr. Bolden is currently Chief Executive Officer of JackandPanther LLC, a privately-held military and aerospace consulting firm. He is also a director of Blue Cross Blue Shield of South Carolina and Marathon Oil Corporation where he also serves on their respective Audit Committees. He has served as a member of our Compensation and Governance and Nominating Committees since August 2006.

Stephen J. Cannon, age 54, is a resident of Southlake, Texas and joined our Board in 2002. Mr. Cannon currently serves as the President and CEO of TSG Technical Services, Inc., a privately owned international government service provider. He was the President and Chief Executive Officer of DynCorp International LLC, a technology company with annual revenues in excess of $2 billion from February 2005 to July 2006 and President from January 2000 to February 2005. Mr. Cannon worked at DynCorp for approximately 25 years and served in a variety of other capacities, including General Manager of its technical service subsidiary and Vice President of its aerospace technology subsidiary. He has served as a member of our Audit Committee since 2002 and served on our Governance and Nominating Committee during 2004 and 2005.

Jonathan H. Cartwright (1), age 54, is a resident of London, England, where he is the Finance Director of Caledonia Investments plc. He joined our Board in 1997 in conjunction with our investment in Bristow Aviation Holdings Limited where he continues to serve as a director. Mr. Cartwright joined Caledonia in 1989 and has served as its Financial Director since 1991. From 1984 until 1989, Mr. Cartwright held a variety of positions at Hanson PLC, including Group Financial Controller and director of various subsidiaries. From 1983 to 1984, Mr. Cartwright served as Finance Director of Transworld Petroleum (U.K.) Limited. From 1980 to 1983, he served as Group Controller of Shulton (GB) Limited, a subsidiary of the American Cyanamid Group. From 1975 to 1980, Mr. Cartwright was a Chartered Accountant with Peat Marwick, a predecessor of KPMG LLP. Mr. Cartwright is also a non-executive director of Serica Energy, plc., an international oil and gas exploration and production company.

William E. Chiles, age 59, is a resident of Houston, Texas and became the President and Chief Executive Officer of our Company effective July 15, 2004. Mr. Chiles was also elected Chief Financial Officer in December 2005, following the resignation of the prior chief financial officer, and served in that capacity until Mr. Elders was elected to the position in February 2006. Mr. Chiles has been a member of our Board since 2004. Prior to his employment by the Company, Mr. Chiles was employed by Grey Wolf, Inc., an onshore oil and gas drilling company traded on the American Stock Exchange, from March 2003 until June 21, 2004 as Executive Vice President and Chief Operating Officer. Mr. Chiles served as Vice President of Business Development at ENSCO International Incorporated, an offshore oil and gas drilling company listed on the New York Stock Exchange, from August 2002 until March 2003. From August 1997 until its merger into an ENSCO International affiliate in August 2002, Mr. Chiles served as President and Chief Executive Officer of Chiles Offshore, Inc. Mr. Chiles serves as a director of, and is Chairman of, the Compensation Committee of Basic Energy Services, Inc., a contractor for land based oil and gas services. He is also a member of Basic Energy’s Audit Committee. He served as a member of our Executive Committee from 2004 to August 2007 when it was discontinued.

Michael A. Flick, age 59, is a resident of New Orleans, Louisiana and joined our Board in February 2006. Mr. Flick began his career in commercial banking in 1970 at First National Bank, which subsequently became a wholly owned subsidiary of First Commerce Corporation, whose shares were traded on the NASDAQ. Mr. Flick held a variety of positions at First Commerce Corporation, including Chief Financial Officer and Chief Credit Policy Officer, and retired in 1998 as the Executive Vice President and Chief Administrative Officer. He serves as a director and Chairman of the Audit Committee of Community Coffee Company, a privately held company and as a director and member of the Audit Committee of Gulf Island Fabrication, Inc. He also serves as a director and chairman of the Audit Committee of the University of New Orleans Foundation. Mr. Flick serves on our Audit Committee and is Chairman of our Compensation Committee.

Thomas C. Knudson, age 62, is a resident of Houston, Texas and joined our Board in June 2004. Mr. Knudson has been Chairman of our Board since August 2006. Following seven years of active duty as a U.S. Naval aviator and an aerospace engineer, he joined Conoco in 1975. His diverse corporate career, included engineering, operations, business development and commercial assignments across a broad spectrum of ConocoPhillips businesses, including service as the Chairman of Conoco Europe Exploration and Production. He retired from ConocoPhillips on January 1, 2004 as Senior Vice President, Human Resources, Government Affairs and Communications. Mr. Knudson is also a director and Chairman of the Compensation Committee of NATCO Group, Inc., a leading provider of wellhead process equipment, systems and services used in the production of oil

(1)  Jonathan H. Cartwright and our current director Peter N. Buckley, directors and executive officers of Caledonia Industrial & Services Limited (“CIS”), were designated by CIS and elected to our Board pursuant to a Master Agreement dated December 12, 1996 among the Company, CIS and certain other persons in connection with our acquisition of 49% and other substantial interests in Bristow Aviation Holdings Limited. The Master Agreement provides that so long as CIS owns (1) at least 1,000,000 shares of common stock of the Company or (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation Holdings Limited, CIS will have the right to designate two persons for nomination to our Board and to replace any directors so nominated. Caledonia Investments plc has designated William P. Wyatt and Jonathan H. Cartwright for nomination to our Board to be voted on at the Annual Meeting. On December 4, 2002, CIS transferred its rights and obligations under the Master Agreement to Caledonia Investments plc. For a further discussion of this transfer, see “Other Matters”.

and gas. Mr. Knudson is Chairman of and has served on our Governance and Nominating Committee since 2004 and served on our Compensation Committee from 2004 to August 2006. He served on our executive committee from August 2006 to August 2007 when it was discontinued.

Ken C. Tamblyn, age 65, is a resident of Folsom, Louisiana. Mr. Tamblyn joined our Board in 2002. He spent the first 20 years of his business career as a certified public accountant with Peat Marwick Mitchell & Co., a predecessor of KPMG LLP. In 1986 he joined Tidewater, Inc. as Executive Vice President and Chief Financial Officer. He served in that capacity until his retirement in August 2000. Mr. Tamblyn currently serves as a director of Gulf Island Fabrication, Inc. where he serves on the Audit Committee. Mr. Tamblyn has served on our Audit Committee since 2002 and is currently Chairman of the Committee.

William P. Wyatt is a nominee for election to our Board commencing August 5, 2008. Mr. Wyatt, age 40, is a resident of London, England where he is an executive director of Caledonia Investments plc. He joined Caledonia Investments in 1997 and was appointed an executive director in April 2005. From 1988 to 1993 Mr. Wyatt served as a cavalry officer in The British Army. From 1993 until he joined Caledonia, he worked as a corporate finance executive for Close Brothers plc, a leading independent merchant bank in London. Mr. Wyatt was proposed for nomination to our Board by Caledonia pursuant to an agreement between the Company and Caledonia.

V.  EXECUTIVE OFFICERS OF THE REGISTRANT

Under our bylaws, our Board elects our executive officers annually. Each executive officer remains in office until that officer ceases to be an officer or his or her successor is elected. There are no family relationships among any of our executive officers. At June 1, 2008, our executive officers were as follows:

Name	Age	Position Held with Registrant

William E. Chiles	59	President, Chief Executive Officer and Director
Perry L. Elders	46	Executive Vice President and Chief Financial Officer
Richard D. Burman	54	Senior Vice President, Eastern Hemisphere
Patrick Corr	49	Senior Vice President, Global Safety, Training and Standards
Mark B. Duncan	46	Senior Vice President, Western Hemisphere
Michael R. Suldo	62	Senior Vice President, Western Hemisphere (retiring)
Joseph A. Baj	50	Vice President and Treasurer
Elizabeth D. Brumley	49	Vice President and Chief Accounting Officer
Mark H. Frank	46	Vice President, Planning
Meera Sikka	50	Vice President, Global Business Development
Randall A. Stafford	52	Vice President and General Counsel, Corporate Secretary
Hilary S. Ware	51	Vice President, Global Human Resources

Mr. Chiles became the President and Chief Executive Officer of the Company effective July 15, 2004. Mr. Chiles was also elected Chief Financial Officer in December 2005, following the resignation of the prior chief financial officer, and served in that capacity until Mr. Elders was elected to the position in February 2006. Mr. Chiles has been a member of our Board since 2004. Prior to his employment by the Company, Mr. Chiles was employed by Grey Wolf, Inc., an onshore oil and gas drilling company traded on the American Stock Exchange, from March 2003 until June 21, 2004 as Executive Vice President and Chief Operating Officer. Mr. Chiles served as Vice President of Business Development at ENSCO International Incorporated, an offshore oil and gas drilling company listed on the New York Stock Exchange, from August 2002 until March 2003. From August 1997 until its merger into an ENSCO International affiliate in August 2002, Mr. Chiles served as President and Chief Executive Officer of Chiles Offshore, Inc. Mr. Chiles serves as a director of, and is Chairman of, the Compensation Committee of Basic Energy Services, Inc., a contractor for land based oil and gas services. He is also a member of Basic Energy’s Audit Committee. He served as a member of our Executive Committee from 2004 to August 2007 when it was discontinued.

Mr. Elders joined us in February 2006 as Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Elders was a director with Sirius Solutions, L.L.P. from June 2005 to February 2006, during which time Mr. Elders was Senior Financial Advisor to the Company from November 2005 to February 2006 under a consulting arrangement with Sirius Solutions. From August 2004 to May 2005, Mr. Elders was with Vetco International Limited, a global oilfield equipment manufacturer and construction company, initially as a consultant and then as Vice President Finance and Chief Accounting Officer. From July 2002 to September 2003, Mr. Elders was a partner in the Houston audit practice of PricewaterhouseCoopers LLP. From September 1983 to June 2002, Mr. Elders was employed with the Houston audit practice of Arthur Andersen LLP, including as a partner for the last seven years and concluding as head of the energy service practice in the Houston, New Orleans, Austin and San Antonio markets. Mr. Elders is a Certified Public Accountant and member of the American Institute of Certified Public Accountants.

Mr. Burman joined us in October 2004 as Senior Vice President, Eastern Hemisphere. He also serves as Managing Director of Bristow Helicopter Group Ltd. Prior to joining us, Mr. Burman held various positions within the Baker Hughes group of companies for over ten years, most recently as Region General Manager, Mediterranean and Africa for Baker Hughes INTEQ.

Mr. Corr was appointed to the position of Senior Vice President, Global Safety, Training and Standards in April 2008. He joined the Company in April 2007 as Senior Vice President, Global Training. Mr. Corr has over 20 years of experience in flight training and commercial helicopter operations and has been a commercial helicopter pilot since 1986. In 1987, Mr. Corr established Helicopter Adventures, Inc., a flight school with locations in Concord, California and Titusville, Florida, where he was owner and President. Helicopter Adventures, Inc. was acquired by the Company in April 2007.

Mr. Duncan was appointed to the position of Senior Vice President, Western Hemisphere in April 2008. He joined us in January 2005 as Vice President, Global Business Development and was promoted to Senior Vice President, Global Business Development effective January 1, 2006. Prior to joining the Company, Mr. Duncan worked at ABB Lummus Global Inc. from 2002 to 2005. At ABB, Mr. Duncan served as Commercial Director in the Deepwater Floating Production Systems division, based in Houston, Texas. From 1985 to 2002, Mr. Duncan worked for the Halliburton/Brown & Root Group, mostly in the subsea sector where he filled various positions working in the North Sea, Brazil and several other international areas, ultimately holding the position of Senior Global Vice President Commercial for the Subsea entity.

Mr. Suldo, who will be retiring in September 2008, joined us in 2002 as Assistant General Manager of Air Logistics L.L.C. and was appointed General Manager in 2003. In June 2005, Mr. Suldo was promoted to Senior Vice President, Western Hemisphere. Prior to joining us, Mr. Suldo was employed at Petroleum Helicopters Inc. from July 1988 until March 2002 in Gulf of Mexico operations in various managerial positions. Before 1988, Mr. Suldo had a 20 year career in the US Navy, from which he retired as a Commander.

Mr. Baj joined us in July 2005 as Assistant Treasurer.  In November 2005, Mr. Baj was elected Vice President, Treasurer and Secretary. In May 2006, Mr. Baj resigned his position as Secretary upon Mr. Stafford joining the Company. Prior to joining the Company, Mr. Baj was a treasury consultant from 2004 to 2005. Prior to 2004, Mr. Baj was Assistant Treasurer with Transocean Inc. from 1997 to 2003.

Ms. Brumley joined us and was elected Controller in November 2005. Ms. Brumley was subsequently elected Vice President and Chief Accounting Officer and Controller of the Company in December 2005. In August 2007, another individual assumed the role of Controller from Ms. Brumley. Before joining the Company, Ms. Brumley was the Vice President and Controller of Noble Drilling Services, Inc., a drilling company, from March 2005 to September 2005. From 1996 to March 2005, she served with MAXXAM Inc., a forest products, real estate investment and development, and racing company, where she served as Controller beginning in January 1999 and ultimately becoming Vice President and Controller in December 2003. She has also worked for GulfMark Offshore, Inc. (formerly GulfMark International, Inc.), an offshore marine services company, serving as Controller from 1990 until 1996. A Certified Public Accountant, Ms. Brumley was a senior auditor with Arthur Andersen LLP prior to joining GulfMark in 1987.

Mr. Frank joined Bristow Group Inc. in March 2006 as Director of Planning and Forecasting and was elected Vice President, Planning in March 2007. Prior to joining Bristow, Mr. Frank was a partner with Sense Corp, LLP and then director with Sirius Solutions, L.L.P. from 2002 to 2006, where he provided business process improvement and system development services to a number of midstream and wholesale energy companies on a consultative basis. From 1998 to 2002, Mr. Frank was responsible for planning and forecasting in Enron Corporation’s wholesale energy businesses. Prior to joining Enron, Mr. Frank was responsible for planning, forecasting and analysis at Tom’s Foods, Inc., a food processing and distribution company, and Zapata Corporation, an offshore drilling contractor and provider of diversified oilfield services.

Ms. Sikka joined us as Vice President Global Business Development in June 2008. Ms. Sikka comes to the Company with over twenty years of experience in the energy business in various locations around the world, the last ten of which were spent with affiliates of Royal Dutch Shell. From March 2000 to February 2004, she was Commercial Manager of Shell Aircraft Limited based in London. From February 2004 to May 2008, she served as Global Category Manager — Aviation for Shell UK Exploration and Production.

Mr. Stafford joined us in May 2006 as Vice President and General Counsel, Corporate Secretary. Prior to joining the Company, Mr. Stafford was Vice President, General Counsel and Corporate Secretary of TODCO from January 2003 to May 2006. From January 2001 until January 2003, Mr. Stafford served as Associate General Counsel of Transocean Inc.

Ms. Ware joined us in August 2007 as Vice President of Global Human Resources. Prior to joining the Company, Ms. Ware was Vice President, Human Resources for BHP Billiton Petroleum from 2006 to 2007. Prior to joining BHP Billiton, Ms. Ware was Vice President Human Resources, Worldwide for Hanover Compressor Company from 2002 to 2006. Prior to 2002, Ms. Ware served for 20 years in a variety of roles as a human resources professional with BP.

VI.  SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Holdings of Principal Stockholders

The following table shows certain information with respect to beneficial ownership of our common stock by any person known by us to be the beneficial owner of more than five percent of any class of our voting securities:

	Amount		Title
	Beneficially		Of	Percent
Name and Address of Beneficial Owner	Owned		Class	Of Class(1)

Franklin Resources, Inc.	2,248,535	(2)	Common	9.3%
One Parker Plaza, 9th Floor
Fort Lee, NJ 07024
FMR LLC	2,239,008	(3)	Common	9.3%
82 Devonshire Street
Boston, MA 02109
Caledonia Investments plc	1,974,980	(4)	Common	8.2%
Cayzer House, 30 Buckingham Gate
London, England SW1 E6NN
Dimensional Fund Advisors, LP	1,917,951	(5)	Common	8.0%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Lord Abbett & Co. LLC	1,809,158	(6)	Common	7.5%
90 Hudson Street
Jersey City, NJ 07302
Third Avenue Management LLC	1,684,349	(7)	Common	7.0%
622 Third Avenue, 32nd Floor
New York, NY 10017
The Vanguard Group Inc.	1,315,409	(8)	Common	5.5%
100 Vanguard Blvd.
Malvern, PA 19355
Barclays Global Investors NA	1,194,767	(9)	Common	5.0%
45 Fremont Street
San Francisco, CA 94105

(1)	Percentage of the common stock of the Company outstanding is based on 24,093,611 shares outstanding as of the Record Date.

(2)	According to a Schedule 13G/A filed on February 4, 2008 with the Securities and Exchange Commission, the shares listed are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the “Adviser Subsidiaries”) of Franklin Resources, Inc. (“FRI”). Such advisory contracts grant to such Adviser Subsidiaries all investment and/or voting power over the securities owned by such advisory clients of the Adviser Subsidiaries. Franklin Advisory Services, LLC, has sole voting power with respect to 1,753,750 shares of common stock and sole dispositive power with respect to 1,769,250 shares of common stock. Additionally, the Schedule 13G/A discloses that Charles B. Johnson and Rupert H. Johnson, Jr., as principal shareholders of FRI, may be deemed to be the beneficial owners of the shares of common stock held by the Adviser Subsidiaries. FRI, the principal shareholders and the Adviser Subsidiaries disclaim any pecuniary interest in such shares.

(3)	According to Schedule 13G/A filed on February 14, 2008 with the Securities and Exchange Commission, FMR LLC has sole voting power with respect to 300 of such shares of common stock, sole dispositive power with respect to 2,239,008 of such shares of common stock, and beneficially owns 2,239,008 of such shares of common stock. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 2,238,708 shares of the common stock as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 2,049,992 shares of the common stock outstanding. FMR LLC, through its ultimate control of the investment company has sole power to dispose of the 2,049,992 shares owned by the investment company. FMR Corp. does not have the sole power to vote or direct the voting of the shares owned directly by the investment company, which power resides with the fund’s Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the fund’s Boards of Trustees.

(4)	Based in part on a Schedule 13D/A filed on September 29, 2006, with the Securities and Exchange Commission by (i) Caledonia Investments plc (“Caledonia”) as the direct beneficial owner of 1,875,080 shares of common stock (which includes 347,280 shares of common stock issuable upon conversion of 300,000 shares of non-voting 5.50% Mandatory Convertible Preferred Stock of the Company); and (ii) The Cayzer Trust Company Limited (“Cayzer Trust”) as an indirect beneficial owner of all of such shares of common stock given its direct holdings of the securities of Caledonia. Caledonia and Cayzer Trust claim shared voting and dispositive power over such shares of common stock. Additionally, the records of the Company’s transfer agent reflect that Caledonia has acquired an additional 99,900 shares of common stock of the Company, for current total ownership of 1,974,980 shares of common stock.

(5)	According to a Schedule 13G filed on February 6, 2008 with the Securities and Exchange Commission, Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”) has sole voting and dispositive power with respect to and, may beneficially own, all such shares of common stock. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over all of such shares of common stock, and may be deemed to be the beneficial owner of all of such shares of common stock of the Company held by the Funds. However, all of such shares of common stock reported above are owned by the Funds. Dimensional disclaims beneficial ownership of all such shares.

(6)	According to a Schedule 13G filed on February 14, 2008 with the with the Securities and Exchange Commission, Lord Abbett & Co LLC has sole voting power with respect to 1,686,857 of such shares and sole dispositive power with respect to all of such shares.

(7)	According to a Schedule 13G filed on February 14, 2008 with the with the Securities and Exchange Commission, Third Avenue Management LLC has sole voting power with respect to 1,638,749 of such shares and sole dispositive power with respect to all of such shares.

(8)	According to a Schedule 13G/A filed on February 27, 2008 with the Securities and Exchange Commission, The Vanguard Group Inc. has sole voting power with respect to 26,390 of such shares and dispositive power with respect to all of such shares.

(9)	According to Schedule 13G filed on February 5, 2008 with the Securities and Exchange Commission, on behalf of Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG, filing as a group but without affirming the existence of a group. None of these entities claims individual beneficial ownership in excess of five percent of any class of our voting securities; in the aggregate, these entities claim sole dispositive power with respect to 1,194,767 shares of common stock, including 887,270 shares for which these entities also claim sole voting power. These entities state that all such shares are held by them in trust accounts for the economic benefit of the beneficiaries of those accounts.

Holdings of Directors, Nominees and Executive Officers

The following table shows, as of the Record Date, certain information with respect to beneficial ownership of our common stock by (i) each director or nominee, (ii) each of the executive officers named in the Summary Compensation Table on page 24 of this proxy statement, and (iii) all of our directors, nominees and executive officers as a group:

	Amount
	Beneficially	Title of	Percent of
Name and Address of Beneficial Owner	Owned(1)	Class	Class(2)

Thomas N. Amonett	15,000	Common	*
Charles F. Bolden	10,300	Common	*
Peter N. Buckley(3)	2,011,980	Common	8.3
Richard D. Burman	39,666	Common	*
Stephen J. Cannon	20,000	Common	*
Jonathan H. Cartwright(3)	2,011,980	Common	8.3
William E. Chiles	185,652	Common	*
Mark B. Duncan	28,599	Common	*
Perry L. Elders	25,599	Common	*
Michael A. Flick	16,000	Common	*
Thomas C. Knudson	25,000	Common	*
Michael R. Suldo	10,918	Common	*
Ken C. Tamblyn	8,000	Common	*
William P. Wyatt(3)	1,974,980	Common	8.2
All Directors, nominees and executive officers as a group (21 persons)(3)	2,476,678	Common	12.1

*	Less than 1%.

(1)	Based on information as of the Record Date supplied by directors, nominees and executive officers. Unless otherwise indicated, all shares are held by the named individuals with sole voting and investment power. Stock ownership described in the table includes for each of the following directors or executive officers options to purchase within 60 days after the Record Date the number of shares of common stock indicated after such director’s or executive officer’s name: Thomas N. Amonett — 15,000 shares; Peter N. Buckley — 37,000 shares; Charles F. Bolden Jr. — 10,000 shares; Richard D. Burman — 34,166 shares; Stephen J. Cannon — 20,000 shares; Jonathan H. Cartwright — 37,000 shares; William E. Chiles 114,665 shares; Mark B. Duncan — 22,499 shares; Perry L. Elders — 17,999 shares; Michael A. Flick — 15,000 shares; Thomas C. Knudson — 20,000 shares; Michael R. Suldo — 10,901 shares and Ken C. Tamblyn — 5,000 shares. Our directors, nominees for director and executive officers, as a group, held options to purchase 383,794 shares of our common stock which may be acquired within 60 days after the Record Date. Also includes 17 shares of common stock which were vested at the Record Date, for the account of executive officers under the Company’s Employee Savings and Retirement Plan (the “401(k) Plan”). Shares held in the 40l(k) Plan are voted by the trustee.

(2)	Percentages of our common stock outstanding as of the Record Date.

(3)	Because of the relationship of Messrs. Buckley, Cartwright and Wyatt to Caledonia, Messrs. Buckley, Cartwright and Wyatt may be deemed indirect beneficial owners of the 1,974,980 shares of common stock owned by Caledonia (see “Holdings of Principal Stockholders”). Pursuant to Rule 16a-1(a)(3), Messrs. Buckley, Cartwright and Wyatt are reporting indirect beneficial ownership of the entire amount of our securities owned by Caledonia but they disclaim beneficial ownership of the securities owned of such shares.

VII.  COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The mission of Bristow Group Inc. is to provide the safest and most efficient helicopter support and aviation services worldwide. The compensation program for executives is designed to support and reinforce the mission of the Company and lead to the consistent enhancement of stockholder value.

The program targets total compensation that is generally consistent with the market median when individual and organizational performance objectives are achieved and provides the opportunity to earn above average compensation when performance exceeds measurable financial, safety, operational and individual goals. To achieve this objective, the program has a significant “at-risk” component in the form of variable annual and long-term incentives. The program focuses on total compensation with a portion allocated to fixed compensation (salary and benefits) and emphasis on variable annual and long-term incentive compensation. Variable incentives, both annual and longer-term, are important components of the program and are used to align actual pay levels with performance results. Long-term incentives are designed to create a strong emphasis on enhancing total stockholder value over a longer term and align the interests of management with those of stockholders through share ownership. Annual incentives are granted to reward participants based on corporate, business unit and individual results. When annual and long-term results are above average, total compensation will be above average.

The Compensation Committee generally attempts to provide the Company’s executives, including Mr. Chiles, with a total compensation package that is competitive and reflective of the performance achieved by the Company compared to other companies, and is typically weighted toward long-term incentives.

Administration of Executive Compensation Program

Our executive compensation program is administered by the Compensation Committee of our Board. The Committee has established an annual process for reviewing and establishing executive compensation levels. Previously, annual base salaries were reviewed and adjusted effective April 1 of each year. In 2008, the review and effective date of adjustments took place in June. The annual incentive plan performance goals are approved in May or June of each year. Determination of achievement of these goals, approval of bonuses under the annual incentive compensation for the prior year and granting of long-term incentive awards takes place immediately after the Company files its fiscal year end financial statements, with the effective date of such awards being no sooner than two days after such results are filed.

Compensation consultants are engaged from time to time to provide recommendations on all aspects of executive compensation as directed by the Compensation Committee. The Committee may not adopt any of the recommendations of compensation consultants, but utilizes their work as a check in arriving at its own judgment with respect to what it deems to be appropriate. Compensation consultants have direct access to Committee members and participate in Committee meetings, as requested by the Committee Chairman. They may also provide compensation advice to management with the knowledge and consent of the Committee.

William E. Chiles, our President and Chief Executive Officer, Perry L. Elders, our Executive Vice President and Chief Financial Officer, Randall A. Stafford, our Vice President and General Counsel, and Hilary S. Ware, our Global Vice President — Human Resources, support the Compensation Committee in performing its role with respect to administering our compensation program. The Compensation Committee conducts performance evaluations of Mr. Chiles, and Mr. Chiles conducts performance evaluations of our other executive officers and makes recommendations to the Compensation Committee regarding all aspects of their compensation. Mr. Chiles, with input from the entire senior management team and the Committee’s compensation consultants makes recommendations to the Committee as to performance measures and levels to be used for annual incentive compensation. Messrs. Elders and Stafford and Ms. Ware act pursuant to delegated authority to fulfill various administrative functions of the Compensation Committee, such as coordinating the hiring process with respect to executives, providing legal and market updates to the Compensation Committee, and overseeing the documentation of equity plans and awards as approved by the Compensation Committee. No executive has the authority to establish or modify executive officer compensation.

The Company engaged Stone Partners for fiscal year 2007 to perform executive compensation surveys. The Compensation Committee reviewed information drawn by Stone Partners from national surveys including Watson Wyatt Worldwide and Pearl Meyer Partners. In addition, the Compensation Committee reviewed the results from Stone Partners’ annual Oilfield Manufacturing and Services Executive Compensation Survey. Compensation norms were adjusted for comparability of revenue size to the Company. The Compensation Committee used these surveys and the recommendations of Stone Partners in establishing fiscal year 2007 executive total compensation. Total cash compensation levels were found near the market median, and increased generally to move the targeted total compensation value to executives closer to the median where applicable and in accordance with anticipated normal industry increases. While the targeted value of an executive’s compensation package may be competitive, its actual value may exceed or fall below market average levels depending on performance.

In mid-2007 the Compensation Committee commenced an overall review of its compensation program, including selection of a compensation consultant. After an evaluation process involving both management and Committee members, the Committee selected Towers Perrin as its compensation consultant for the ensuing year. In that regard, Messrs. Elders and Stafford and Ms. Ware, together with Mr. Flick, the chairman of the Compensation Committee, evaluated seven different compensation consulting firms, narrowing the selection process down to three firms. The Compensation Committee members then selected Towers Perrin from the group of three firms. Management was not present during the final selection. In addition, the Committee established a new peer group of selected companies to review in connection with executive compensation. The peer group consists of twenty companies that either compete with the Company or compete with the Company for executive talent. The companies included in the peer group are Air Methods Corporation, CHC Helicopter Corporation, Complete Production Services, Core Laboratories NV, Dril-Quip, Inc., Grant Prideco, Inc., GulfMark Offshore, Inc., Helix Energy Solutions Group Inc., Hercules Offshore Inc., Hornbeck Offshore Services, Inc., NATCO Group Inc., Oceaneering International, Inc., Oil States International, Inc., PHI, Inc., Pride International, Inc., Rowan Companies, Inc., SEACOR Holdings Inc., Superior Energy Services, Inc., Tidewater Inc. and W-H Energy Services, Inc. Towers Perrin also provided the Committee with executive compensation comparisons using the Towers Perrin 2007 Executive Compensation database and 2007 Oilfield Services Compensation Survey.

Compensation Components

The compensation of our executives is separated into four basic components: base salary, annual incentive compensation, long-term incentives and deferred compensation. The base salary for our Named Executive Officers can represent up to 100% of compensation in any given year when incentives do not pay out or long-term awards do not vest. However, the general mix of compensation for target-level performances in the annual incentive plans, plus the net annualized present value of long-term compensation grants in fiscal year 2008 was as follows for our CEO, CFO and each of our other three most highly compensated executive officers (the “Named Executive Officers”) with a degree of variation by individual incumbent. The Compensation Committee considered the following general percentage mix in establishing the total compensation for the Company’s executives at fiscal year 2008 target performance. It is important to note that the influences of the timing of awards, availability of stock, company financial performance and stock price performance could significantly change the basic mix of compensation components as a percentage of total compensation.

For the CEO:	Base pay = 25%
Annual cash incentive compensation at target = 25%
Long-term compensation annualized = 45%
Deferred compensation = 5%
For the other Named Executive Officers:	Base pay = 35%
Annual cash incentive compensation at target = 15%
Long-term compensation annualized = 45%
Deferred compensation = 5%

For the purpose of measuring total compensation, the Compensation Committee values stock options using the Black-Scholes method. Performance restricted stock units and time vested restricted stock are valued at a discount of from 80% to 85% of the full value of an equivalent amount of the Company’s common stock on the date of grant.

Base Salary

The base salary program generally targets the median range of the marketplace for executives with similar responsibilities. The Compensation Committee considers published survey data and data for our compensation peer group when setting executive compensation of our compensation peer group. The performance of each executive and most employees is reviewed annually. Salary adjustments have been typically effective at the beginning of the fiscal year and are based on the individual’s experience and background, the general movement of salaries in the marketplace, the Company’s financial performance and a qualitative assessment of the individual’s performance by his or her immediate supervisor, or in the case of Mr. Chiles, by the Compensation Committee. In addition to its assessment of Mr. Chiles’ performance, the Compensation Committee reviews the evaluations for each of the Company’s other executive officers. Due to these factors, an executive’s base salary may be above or below the market median at any point in time. The Compensation Committee has approved internal pay ranges which establish pay relationships between positions. Base salaries for fiscal year 2008 were set in March 2007 and are reflected in the compensation tables in this proxy statement.

In June 2008 the Committee reviewed the performance of the Chief Executive Officer and reviewed the Chief Executive Officer’s evaluations of the other executive officers. Following that review the base salaries for each of the Named Executive Officers other than Mr. Suldo, who is retiring, were adjusted as set forth below with effect from April 1, 2008:

Name	New Base Salary

William E. Chiles	$750,000
Perry L. Elders	$455,000
Richard D. Burman	$346,000
Mark B. Duncan	$325,000

The adjusted base salaries were in each case slightly over the median for the position but no more than 25% over in any case.

Annual Incentive Compensation

The Company maintains an annual incentive compensation plan to provide selected executive officers and employees the opportunity to share in the improved performance of the Company by achieving specific corporate and business unit financial and safety goals and key individual objectives. Awards under the plan are determined based on specified performance standards, which we refer to as Key Performance Indicators (“KPIs”). Participants are also required to uphold and certify their compliance with the Company’s legal and ethical standards as described in the Company’s Code of Business Integrity and the policies that support the Code. The Compensation Committee periodically monitors the award target levels and variances to assure their competitiveness and that they are consistent with compensation strategy for incentives and for total compensation. Our KPIs typically incorporate certain metrics that are based on our publicly reported financial results. There is no provision in our annual incentive plan for retroactively adjusting past performance compensation in the event of a restatement of these results leads to a different outcome, although such a restatement would be taken into consideration by the Compensation Committee in making future compensation decisions.

Fiscal Year 2008 Awards

For fiscal year 2008 the KPIs used were the following:

•	Consolidated Corporate “EPS” — Fully diluted earnings per share, determined in accordance with generally accepted accounting principles.

•	Corporate Return on Capital Employed (“ROCE”).

•	Division EBITDA — Division or Business Unit earnings before interest, taxes, depreciation, and amortization, exclusive of inter-company lease revenue and expense.

•	Division Return on Capital Employed — Division or Business Unit earnings before interest, taxes, depreciation, and amortization divided by the Business Unit’s capital employed for the plan year.

•	Safety, including the Company’s consolidated, or a division’s, Total Recordable Incident Rate (“TRIR”), the number of incidents per 200,000 labor hours, for the fiscal year compared to a preset target, Lost Work Case Rate (“LWCR”), the number of lost time accidents per 200,000 labor hours incurred by the Company or a division compared to a preset target and Air Accident Rate (“AAR”) — the number of Flight Accidents per 100,000 flight hours by the Company or a division compared to a preset target.

•	Individual Performance — Individual performance relates specifically to the individual and is based on an overall performance evaluation of the individual’s contributions during the year based on a subjective determination by the individual’s immediate supervisor or in the case of Mr. Chiles, the Compensation Committee, compared to individualized goals set by the supervisor, or in the case of Mr. Chiles, the Compensation Committee, at the beginning of the fiscal year.

EBITDA is earnings before interest expense, taxes, depreciation and amortization and is computed by adding interest, income tax, depreciation and amortization expenses to net income. ROCE is return on capital employed and is computed by dividing EBITDA by the fair value of the related operating assets, including working capital.

The KPIs are designed to coincide with the goals and objectives established by the Company in its long-term strategy. KPI weightings are varied by individual position to give emphasis to performance for which participants have the most direct control. The KPI weightings for the CEO and other Named Executive Officers for fiscal year 2008 are outlined below:

	Weighting
			Division	Division		Individual
Named Executive Officer	EPS	ROCE	EBITDA	ROCE	Safety	Performance

William E. Chiles	30%	20%	-	-	25%	25%
Perry L. Elders	30%	20%	-	-	25%	25%
Richard D. Burman	-	15%	20%	20%	25%	20%
Michael R. Suldo	-	15%	20%	20%	25%	20%
Mark B. Duncan	30%	20%	-	-	25%	25%

The results for the KPIs for fiscal year 2008 were as follows:

	Key Performance Indicators
					Safety
			Division
			EBITDA	Division
Named Executive Officer	EPS	ROCE	(In millions)	ROCE	TRIR	AAR	LWCR

William E. Chiles	3.57	14.3%	-	-	0.87	1.23	0.57
Perry L. Elders	3.57	14.3%	-	-	0.87	1.23	0.57
Richard D. Burman	-	-	171	18.1%	0.40	0	0.33
Michael R. Suldo	-	-	74	16.0%	1.25	1.27	0.66
Mark B. Duncan	3.57	14.3%	-	-	0.87	1.23	0.57

The annual incentive targets and maximums are stated as a percentage of annual base salary and are set based on position grade levels. The annual incentive target and maximum levels for fiscal year 2008 for our CEO and the other Named Executive Officers are outlined below:

	Percentage of
	Base Salary
Named Executive Officer	Target	Maximum

William E. Chiles	100%	200%
Perry L. Elders	75%	150%
Richard D. Burman	50%	100%
Michael R. Suldo	50%	100%
Mark B. Duncan	50%	100%

Minimum KPI levels must be achieved in order to receive any payout under the annual incentive compensation plan. If an individual is determined by the Committee to have violated the Company’s Code of Business Integrity, that individual may lose a portion or all of their annual incentive compensation as determined by the Committee on a case by case basis. In the event of a flight accident that results in a fatality, the safety portion of the award payout is forfeited for the related business unit and division employees as well as all corporate plan members. Participants may earn up to as much as double their annual incentive targets in the event of performance substantially exceeding the preset goals. Annual incentive compensation awards are paid in cash. In fiscal year 2008, the Compensation Committee set KPI levels for the performance incentive awards shortly after the end of the prior fiscal year and the budget for the next fiscal year was approved by our Board.

Actual awards made included adjustments approved by the Compensation Committee to the fiscal year 2008 results to remove the effect of the loss of an aircraft and related fatality in Nigeria and to exclude the tax loss and loss of EBITDA resulting from the sale of our Grasso Production Management business in November 2007. The net effect of these adjustments for the entire plan was an increase of approximately $487,000 in the aggregate bonus amount paid to all participants in the annual incentive compensation plan (allocated among approximately 80 persons).

Fiscal Year 2009 Awards

In June 2008, the Compensation Committee of the Company approved and adopted an annual incentive compensation plan for fiscal year 2009 (year ending March 31, 2009) for our senior employees, including each of our executive officers. The KPI’s selected for fiscal year 2009 were:

•	Consolidated Corporate EPS, ROCE, Safety, including TRIR and AAR, and Individual Performance.

The KPI weightings for the CEO and our other Named Executive Officers other than Mr. Suldo, who is retiring, for the fiscal year 2009 plan are outlined below:

	Weighting
				Individual
Named Executive Officer	EPS	ROCE	Safety	Performance

William E. Chiles	25%	25%	25%	25%
Perry L. Elders	25%	25%	25%	25%
Richard D. Burman	25%	25%	25%	25%
Mark B. Duncan	25%	25%	25%	25%

The annual incentive target and maximum levels expressed as a percentage of base salary for fiscal year 2009 for our CEO and the other Named Executive Officers other than Mr. Suldo remained unchanged from the prior year and are outlined below:

	Percentage of
	Base Salary
Named Executive Officer	Target	Maximum

William E. Chiles	100%	200%
Perry L. Elders	75%	150%
Richard D. Burman	50%	100%
Mark B. Duncan	50%	100%

Fiscal year 2009 target bonus award levels for the Company’s executive officers were approved by the Compensation Committee in June 2008. The KPI’s for the target level were set at levels which would require continued growth and improved financial performance and improvement in safety when compared to actual results for the prior year.

Long-Term Incentives

Long-term incentive awards are used to focus management attention on Company performance over a period of time longer than one year in recognition of the long-term horizons for return on investments and strategic decisions in our business. The awards are designed to motivate management to assist the Company in achieving a high level of long-term performance and serves to link this portion of executive compensation to long-term stockholder value. They are also designed to assist in executive retention through extended vesting periods. Aggregate stock or option holdings of the executive have no bearing on the size of a long-term incentive award.

The Company’s 2007 Long-Term Incentive Plan (the “Incentive Plan”), which was approved by the Company’s stockholders in 2007, permits the granting of any or all of the following types of awards: stock options; restricted stock; performance awards; phantom shares; other stock based awards; bonus shares; and cash awards. All non-employee directors and employees of, or consultants to, the Company or any of its affiliates are eligible for participation under the Incentive Plan. The Incentive Plan is administered by the Compensation Committee. The Compensation Committee directly oversees the Incentive Plan as it relates to officers of the Company and oversees the Incentive Plan in general, its funding and award components, the type and terms of the awards to be granted and interprets and administers the Incentive Plan for all participants.

Generally, awards under the Incentive Plan are granted a short time after the Company’s financial results for the prior fiscal year have been made public by the filing of the Company’s Annual Report of Form 10-K. Occasionally, long-term incentive awards are granted at other times when appropriate for new employees or special recognition of performance.

Fiscal Year 2008 Awards

In fiscal year 2008, the Compensation Committee made grants of stock options (as set forth under “Executive Compensation — Grants of Plan-Based Awards”), which vest ratably over a three-year period beginning on the date of grant.

In fiscal year 2008, the Committee made grants of Performance Restricted Stock Units (“PRSUs”), which give the participants the right to receive one share of common stock per unit assuming the performance standards are met (see “Executive Compensation — Grants of Plan-Based Awards”). The PRSU’s are designed to give the benefit of a full value award, provided that awards only vest to the extent shareholder value has been enhanced over the performance period.

Fiscal Year 2009 Awards

In June 2008 the Committee changed the design of its long-term incentive awards and authorized the annual grant of stock options, time vested restricted stock and long-term performance cash awards to participating employees including the following grants to the Named Executive Officers, other than Mr. Suldo who is retiring:

	Performance	Stock	Restricted
Officer	Cash Target	Options	Stock

William E. Chiles	$889,300	36,100	16,100
Perry L. Elders	$365,432	14,800	6,600
Richard D. Burman	$300,412	12,200	5,500
Mark B. Duncan	$334,072	13,600	6,100

Restricted stock grants vest at the end of three years. Performance cash awards allow the recipient to receive from -0-to 200% of the target amount shown depending on how the Company’s total shareholder return (“TSR”) ranks among the Company’s compensation peer group over the performance period. If the Company’s TSR for the performance period is below the 25th percentile, no performance is earned by the recipient under the award. The cash payout then ranges from 40% to a maximum of 200% for TSR ranging from the 25th percentile to the 75th percentile. The Compensation Committee introduced this revised mix of long-term incentives to achieve three goals: emphasize performance through the use of options and performance cash awards; add retention value with time restricted stock awards; and reduce the overall number of shares used under the Incentive Plan through the introduction of a longer term performance cash award. It was also perceived by the committee that the addition of the long-term cash award which vests simultaneously with restricted stock awards would encourage executives to retain stock received rather than needing to sell or have shares withheld to pay taxes.

The Compensation Committee believes the dollar value of equity awards granted by the Company during fiscal year 2009 are consistent with award levels granted by other companies based on their experience and the analysis conducted by Towers Perrin in 2008.

Deferred Compensation

Under the terms of the Company’s non-qualified deferred compensation plan for senior executives (the “Deferred Compensation Plan”) participants including our Named Executive Officers can elect to defer a portion of their compensation for distribution at a later date. Additionally, the Company contributes to the Deferred Compensation Plan an amount equal to the difference between the percentage matching contribution made by the Company to the applicable employee’s 401(k) Plan Account and, in the case of Mr. Chiles, up to 20% of salary and bonus and in the case of each of our other Named Executive Officers, up to 15% of salary and bonus.

Perquisites

Certain employees, including executive officers, are provided with certain perquisites as part of their compensation. These may include Company-paid life or private health insurance policies. Perquisites such as these are a relatively low cost part of compensation to be used in attracting and retaining qualified employees and executives. Other perquisites, such as car allowances and club dues reimbursements were eliminated in previous years.

For additional information regarding perquisites, see “Executive Compensation — Summary Compensation Table.”

Other Benefits

Executive officers are eligible to participate, with other employees, in various employee benefit plans, including medical, dental and disability insurance plans and a 401(k) plan or, in the case of employees in the U.K. (including Mr. Burman) a defined contribution retirement plan. The Compensation Committee exercises no discretion over this participation.

Stock Ownership Guidelines

The Company does not have specific equity or other security ownership requirements or guidelines for employees. However, management is encouraged to take an ownership stake in the Company and is specifically compensated with equity compensation. Margin accounts of the Company’s common stock held by executive officers and trading in derivatives of Company common stock by executive officers is discouraged but not specifically disallowed by corporate policy. Under our Insider Trading Policy, all insiders are bound by the rules of insider trading and speculation in Company common stock is discouraged. Our Board has adopted stock ownership guidelines for directors pursuant to which directors are required to hold stock with a value equal to four times the annual retainer for directors within a five year period.

Severance Benefits

We have entered into employment agreements with each of our Named Executive Officers. Pursuant to these agreements, with the exception of Mr. Burman, each of the Named Executive Officers is entitled to severance and/or retirement payments and other benefits in certain situations. See “Potential Payments upon Termination or Change-in-Control” under “Executive Compensation” below for a detailed description of the amounts payable and method of calculation. We believe the severance benefits are reasonable and not uncommon for persons in the offices and rendering the level of services performed by these individuals. We selected higher multiples for terminations associated with a change-in-control to provide additional reasonable protections and benefits to the officers in such event. These change-in-control termination payments are based on a “double trigger” requiring additional reasons such as “Good Reason” as defined in the agreement or the officer being terminated without cause to ensure such amounts will not be paid when employment continues or the individual elects to resign without good reason. We believe that providing these multiples for change-in-control terminations for up to a two year period after a change in control will provide for their commitment to the Company or its potential acquirer through a change-in-control event, resulting in a continuity of leadership and preserving the shareholders’ interests before and after a transaction. The employment agreement for Mr. Chiles also provides for a gross-up payment to the extent Section 280G of the Internal Revenue Code would apply to such payments as excess “parachute” payments. The employment agreements for the other executive officers contain provisions limiting compensation payable in these circumstances to the extent Section 280G would apply.

Accounting and Tax Matters

The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other senior executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the corporation and that meets certain technical requirements. While the goal of the Committee is to design compensation for executives which is tax deductible, the Committee reserves to right to exercise subjective discretionary compensation decisions where appropriate and therefor has and may in the future authorize awards or payments to executives which may not meet the requirements of Section 162(m).

VIII.  DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following information relates to compensation paid by the Company for fiscal years 2007 and 2008 to the Company’s Named Executive Officers:

Summary Compensation Table

						Change in
						Pension Value
						& Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name & Principal	Fiscal	Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)(6)	($)

William E. Chiles,	2008	$610,983	$1,244,613	$369,852	$800,000	-	$223,549	$3,248,997
President & CEO	2007	$475,303	$482,709	$361,380	$450,328	-	$196,284	$1,966,004
Perry L. Elders,	2008	$428,331	$310,548	$190,042	$381,077	-	$116,645	$1,426,643
Executive VP & CFO	2007	$357,583	$127,354	$69,970	$317,495	-	$82,206	$954,608
Richard D. Burman,	2008	$331,488	$138,951	$137,149	$220,720	-	$216,745	$1,045,053
Sr. VP (7)	2007	$293,429	$62,597	$122,952	$123,023	-	$62,811	$664,812
Mark B. Duncan,	2008	$308,908	$142,462	$117,589	$201,522	-	$72,094	$842,575
Sr. VP	2007	$256,150	$65,383	$72,255	$139,165	-	$73,322	$606,275
Michael R. Suldo,	2008	$309,100	$613,758	$266,576	$127,307	-	$77,529	$1,394,270
Sr. VP	2007	$260,981	$88,693	$80,308	$153,969	-	$74,063	$658,014

(1)	Under the terms of their employment agreements, Messrs. Chiles, Elders, Burman, Duncan and Suldo are entitled to the compensation described under “Employment Agreements” below.

(2)	With respect to Mr. Elders, includes contributions to our Deferred Compensation Plan for fiscal years 2008 and 2007 of $26,459 and $19,102 respectively.

(3)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes in accordance with SFAS No. 123(R). Under SEC rules, the amounts shown exclude the impact of estimated forfeitures with respect to fiscal year 2008 for stock awards or option awards granted in fiscal year 2008 and prior fiscal years related to service-based vesting conditions. For additional information, see note 8 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended March 31, 2008. These amounts reflect our accounting expense and do not correspond to the actual value that will be recognized by the executive. The amounts shown for Mr. Suldo include accruals in connection with accelerated vesting of his equity awards pursuant to his retirement agreement.

(4)	Annual performance awards approved in May 2008 and 2007 for fiscal years 2008 and 2007 under the annual incentive compensation plan for such years with respect to Mr. Elders, includes $12,700 contributed in 2007 to our Deferred Compensation Plan.

(5)	Our Named Executive Officers did not receive any above-market or preferential earnings on nonqualified deferred compensation during fiscal years 2007 or 2008.

(6)	Includes:

	Mr. Chiles	Mr. Elders	Mr. Burman	Mr. Duncan	Mr. Suldo

Company 401(k) contribution	$14,223	$13,908	-	$13,697	$6,750
Company Defined Contribution Plan contribution	-	-	$41,436	-	-
Club dues reimbursement	-	-	$8,029	-	-
Company-Paid Life and Disability Insurance	$15,384	$5,866	-	$5,670	$8,879
Company Deferred Compensation Plan Contribution	$193,942	$96,871	-	$52,727	$61,900
Company-Paid Private Executive Health Coverage	-	-	$2,094	-	-
Relocation Assistance	-	-	$165,186	-	-

(7)	Mr. Burman is paid in British Pounds Sterling. Cash payment amounts shown are converted to U.S. dollars at the rates in effect on March 31, 2007 ($1.99/£) and March 31, 2008 ($1.963/£).

Grants of Plan-Based Awards

The following table sets forth information concerning grants of awards to each of our Named Executive Officers under our Incentive Plan during fiscal year 2008:

Grants of Plan-Based Awards Fiscal Year 2008

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise
								Number	Number of	or Base	Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			of Shares	Securities	Price of	Fair Value
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			of Stock	Underlying	Option	of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	and Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards ($)(1)

Mr. Chiles	May 24, 2007	-	-	-	-	29,000	29,000	-	-	$46.45	$557,890
	May 24, 2007	-	-	-	-	18,900	18,900	-	-		$877,905
	May 3, 2007	-	-	-	-	34,000	34,000	-	-		$1,310,360
Mr. Elders	May 24, 2007	-	-	-	-	20,000	20,000	-	-	$46.45	$384,752
	May 24, 2007	-	-	-	-	12,500	12,500	-	-		$580,625
Mr. Burman	May 24, 2007	-	-	-	-	8,500	8,500	-	-	$46.45	$163,520
	May 24, 2007	-	-	-	-	5,100	5,100	-	-		$236,895
Mr. Duncan	May 24, 2007	-	-	-	-	8,500	8,500	-	-	$46.45	$163,520
	May 24, 2007	-	-	-	-	5,100	5,100	-	-		$236,895
Mr. Suldo	May 24, 2007	-	-	-	-	8,500	8,500	-	-	$46.45	$163,520

(1)	These amounts represent the full fair value of stock options and PRSUs granted to each Named Executive Officer during fiscal year 2008 as calculated under SFAS No. 123(R). For the relevant assumptions used to determine the valuation of our awards, see Note 8 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended March 31, 2008.

Options to purchase shares of our common stock and PRSUs were granted under our Incentive Plan by our Compensation Committee to certain of our employees, including our Named Executive Officers, on May 24, 2007 (the “Grant Date”). The options have an exercise price of $46.45, vest in one-third increments on each of May 24, 2008, 2009, and 2010, and expire on May 24, 2017. The PRSUs give the holder the right to receive up to one share of common stock per unit subject to the attainment of certain performance goals. To receive one share for each unit granted on the third or, if not on the third, the fifth anniversary of the Grant Date, the Company’s Cumulative Average Total Shareholder Return must have met or exceeded 3%. If the performance measure is not achieved by the fifth anniversary date, the PRSUs expire and no stock is received by the participant. “Cumulative Average Total Shareholder Return” for any period equals (1) 100% multiplied by (2) a fraction, (i) the numerator of which is (x) the Average Market Value (as defined below) during such period of the number of shares of Stock which had a Market Value of $100 as of the first day of such period, assuming the reinvestment of any dividends paid with respect to such shares during such period on a pre-tax basis in additional shares and taking into account any stock splits, reclassifications or any similar events minus (y) $100, and (ii) the denominator of which is 100. For purposes of this paragraph, the Market Value of a share of Stock on the first and last day of any such period is equal to the average of the 20 closing prices of such a share for the 20 consecutive trading days concluding on such day (or, if such day is not a trading day, concluding on the final trading day immediately preceding such day).

Employment Agreements

On June 6, 2006 the Company entered into an amended and restated employment agreement with William E. Chiles, the Company’s President and Chief Executive Officer. As amended and restated, Mr. Chiles’ employment agreement had an initial term of three years beginning on June 21, 2004 (the date of his original employment agreement), and, upon June 21, 2007 and each anniversary thereafter, this term is automatically extended by successive one year periods unless either party thereto gives appropriate notice of nonrenewal. Under the agreement, Mr. Chiles serves as President and Chief Executive Officer of the Company and reports to our Board. Effective April 1, 2008, Mr. Chiles’ annual base salary was $750,000 and he will be eligible for an annual cash bonus, if he and the Company meet certain performance targets, of up to 200% of his base salary. The Company will also credit an annual amount equal to the difference between the% matching contribution made by the Company to Mr. Chiles 401(k) Plan Account and up to 20% of Mr. Chiles’ annual salary and bonus to Mr. Chiles’ Deferred Compensation Plan Account. The Company provides Mr. Chiles a ten-year term life insurance policy in the amount of $3 million payable to his designated beneficiaries. If Mr. Chiles’ employment is terminated by the Company without Cause or by him for Good Reason (as those terms are defined in Mr. Chiles’ employment agreement) or under certain other circumstances specified in the agreement, he will be entitled to a lump sum cash payment calculated pursuant to a formula set forth in the agreement, along with other benefits. The lump sum payment is equal to (i) if the termination occurs within two years of a Change of Control, as defined, three times the sum of Mr. Chiles’ annual base salary and highest annual incentive bonus received by him for any of the last three fiscal years, as defined and (ii) if the termination occurs at any other time, two times the sum of Mr. Chiles’ annual base salary and current annual incentive target bonus for the full year in which termination occurred. The agreement also contains confidentiality, non-competition, non-employee solicitation, change-of-control and other provisions.

Mr. Elders and the Company entered into an employment agreement, effective as of February 16, 2006. The agreement has an initial term of two years, and, beginning on February 16, 2008, the term is automatically extended by successive one-year periods unless either party gives appropriate notice of nonrenewal. Under the agreement, Mr. Elders serves as Executive Vice President and Chief Financial Officer of the Company and reports to the President and Chief Executive Officer of the Company. Effective April 1, 2008, Mr. Elders base salary was $455,000 and he will be eligible for a cash bonus, if he and the Company meet certain performance targets, of up to 150% of his base salary. The Company will also credit an annual amount equal to the difference between the% matching contribution made by the Company to Mr. Elders’ 401(k) Plan Account and up to 15% of Mr. Elders’ annual salary and bonus to Mr. Elders’ Deferred Compensation Plan Account. Upon signing the agreement, Mr. Elders received options to purchase 10,000 shares of the Company’s common stock and 10,000 PRSUs. The Company provides Mr. Elders with a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries. If Mr. Elders’ employment is terminated by the Company without Cause or by him for “Good Reason” (as those terms are defined in Mr. Elders’ employment agreement) or under certain other circumstances specified in Mr. Elders’ employment agreement, he will be entitled to a lump sum cash payment calculated pursuant to a formula set forth therein, along with other benefits. The lump sum payment is equal to (i) if the termination occurs within two years of a Change of Control, as defined, three times the sum of Mr. Elders’ annual base salary and highest annual incentive bonus received by him for any of the last three fiscal years and (ii) if the termination occurs at any other time, two times the sum of Mr. Elders’ annual base salary and current annual incentive target bonus for the full year in which termination occurred. The agreement also contains change of control, confidentiality, non-competition, employee non-solicitation and other provisions.

Mr. Burman and an affiliate of the Company entered into an employment agreement, effective as of October 15, 2004. The agreement continues until terminated by either party upon twelve months notice or until Mr. Burman attains age 60. Mr. Burman currently serves as Senior Vice President of the Company and Managing Director of Bristow Aviation Holdings Limited. The Company pays Mr. Burman a base salary of £176,225 and he is eligible for a cash bonus, if he and the Company meet certain performance targets, of up to 100% of his base salary. The Company will also credit an annual amount equal to 12.5% of Mr. Burman’s annual salary to Mr. Burman’s retirement account pursuant to the Bristow Helicopters Group Ltd. Defined Contribution Retirement Plan.

On June 6, 2006 the Company entered into an amended and restated employment agreement with Mark B. Duncan. As amended and restated, Mr. Duncan’s employment agreement had an initial term of two years beginning on January 24, 2005 (the date of his original employment agreement), and, beginning on January 24, 2007, this term is automatically extended by successive one-year periods unless either party gives appropriate notice of nonrenewal. Under the agreement, Mr. Duncan now serves as Senior Vice President, Western Hemisphere of the Company and reports to the President and Chief Executive Officer of the Company. Effective April 1, 2008, Mr. Duncan’s annual base salary is $325,000 and he will be eligible for an annual cash bonus, if he and the Company meet certain performance targets, of up to 100% of his base salary. The Company will also credit an annual amount equal to the difference between the% matching contribution made by the Company to Mr. Duncan’s 401(k) Plan Account and up to 15% of Mr. Duncan’s annual salary and bonus to Mr. Duncan’s Deferred Compensation Plan Account. The Company provides Mr. Duncan with a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries. If Mr. Duncan’s employment is terminated by the Company without Cause or by him for Good Reason (as those terms are defined in the agreement) or under certain other circumstances specified in the agreement, he will be entitled to a lump sum cash payment calculated pursuant to a formula set forth in the agreement, along with other benefits. The lump sum payment is equal to (i) if the termination occurs within two years of a Change of Control, as defined, two and one half times the sum of Mr. Duncan’s Annual Base Salary, as defined, and Highest Annual Bonus, as defined, and (ii) if the termination occurs at any other time, one and one half times the sum of Mr. Duncan’s Annual Base Salary and Target Annual Bonus, as defined. The agreement also contains confidentiality, non-competition, employee non-solicitation, change-of-control and other provisions.

On January 17, 2008 (the “Effective Date”), the Company entered into a Retirement Agreement with Michael R. Suldo, pursuant to which Mr. Suldo will retire from all positions held with the Company and affiliates as of the earlier to occur of (a) Mr. Suldo’s receipt of thirty (30) days prior written notice from the Chief Executive Officer of the Company specifying the effective date of Mr. Suldo’s retirement or (b) September 30, 2008 (whichever occurs first, the “Retirement Date”). Under the agreement, Mr. Suldo will continue to receive the same compensation and benefits he received immediately prior to the Effective Date for as long as he continues his employment with the Company; provided, however, that, except as stated below, Mr. Suldo will not be eligible for any bonus or incentive awards not earned prior to the Effective Date. The agreement also provides for the following retirement benefits: (a) a one-time cash payment of $930,000 on the date that is six months after the Retirement Date; (b) a performance bonus for fiscal year 2008 in an amount determined in accordance with the Company’s policies and plan criteria; (c) a performance bonus for fiscal year 2009 equal to $155,000 multiplied by the number of days after March 31, 2008 on which the Retirement Date occurs and divided by 365; and (d) health care continuation under the Consolidated Omnibus Budget Reconciliation Act (COBRA) paid for by the Company for a maximum of 18 months after the Retirement Date. Additionally, the agreement provides that, as of the Retirement Date, any stock options and restricted stock which are not vested will immediately vest and become unrestricted, and the stock options held by Mr. Suldo that were exercisable on the Retirement Date may be exercised at any time until the earlier of the 90th day following the Retirement Date and the expiration of such stock options. The agreement also contains a general release by Mr. Suldo and confidentiality, non-competition and non-solicitation provisions. An employment agreement, entered into by and between the Mr. Suldo and the Company on June 1, 2005 has been terminated with execution of the agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised stock options and unvested restricted stock of each of our Named Executive Officers:

Outstanding Equity Awards at Fiscal Year-End – March 31, 2008

	Option Awards					Stock Awards
			Equity Incentive						Equity Incentive
	Number of		Plan Awards:					Equity Incentive	Plan Awards:
	Securities	Number of	Number of			Number of	Market Value	Plan Awards:	Market or Payout
	Underlying	Securities	Securities			Shares or	of Shares or	Number of Unearned	Value of Unearned
	Unexercised	Underlying	Underlying	Option		Units of Stock	Units of Stock	Shares, Units or	Shares, Units or
	Options (#)	Unexercised	Unexercised	Exercise	Option	That Have	That Have	Other Rights That	Other Rights That
	Exercisable	Options (#)	Unearned	Price	Expiration	Not Vested	Not Vested	Have Not Vested	Have Not Vested
Name	(1)	Unexercisable	Options (#)	($)	Date	(#)	($)	(#)(2)	($)(3)

Mr. Chiles	75,000	-	-	$27.21	6/21/14	-	-	34,000	$1,824,780
	13,333	6,667	-	$29.17	12/29/15	-	-	63,900	$3,429,513
	8,333	16,667	-	$35.06	6/14/16	-	-	-	-
	-	29,000	-	$46.45	5/24/17	-	-	-	-
Mr. Elders	3,333	3,334	-	$30.25	2/16/16	-	-	34,500	$1,851,615
	4,000	8,000	-	$35.06	6/14/16	-	-	-	-
	-	20,000	-	$46.45	5/24/17	-	-	-	-
Mr. Burman	24,000	-	-	$36.61	11/1/14	-	-	16,100	$864,087
	3,333	1,667	-	$29.17	12/29/15	-	-	-	-
	2,000	4,000	-	$35.06	6/14/16	-	-	-	-
	-	8,500	-	$46.45	5/24/17	-	-	-	-
Mr. Duncan	12,000	-	-	$29.82	1/24/15	-	-	16,600	$890,922
	3,333	1,667	-	$29.17	12/29/15	-	-	-	-
	2,166	4,334	-	$35.06	6/14/16	-	-	-	-
	-	8,500	-	$46.45	5/24/17	-	-	-	-
Mr. Suldo	3,000	-	-	$18.00	9/23/12	-	-	20,300	$1,089,501
	-	1,234	-	$31.50	6/1/15	-	-	-	-
	1,667	1,667	-	$29.17	12/29/15	-	-	-	-
	-	4,334	-	$35.06	6/14/16	-	-	-	-
	-	8,500	-	$46.45	5/24/17	-	-	-	-

(1)	Options become exercisable in three equal annual installments after the date of grant.

(2)	PRSUs that vest on the third, fourth or fifth anniversary of the date of grant provided total shareholder return as defined in the awards over the applicable performance period attains certain predesignated levels.

(3)	This column represents the closing price of our common stock on March 31, 2008 of $53.67 multiplied by the number of shares of restricted stock.

Option Exercises and Stock Vested

The following table sets forth information concerning exercises of stock options and vesting of restricted stock of each of our Named Executive Officers during year fiscal year 2008:

Option Exercises and Stock Vested – Fiscal Year 2008

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)	Acquired on Vesting (#)	on Vesting ($)

Mr. Chiles	-	-	25,000	$1,287,500
Mr. Elders	3,333	$83,994	-	-
Mr. Burman	-	-	-	-
Mr. Duncan	-	-	-	-
Mr. Suldo	16,298	$476,368	-	-

Nonqualified Deferred Compensation Plans

Nonqualified Deferred Compensation – Fiscal Year 2008

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
Name	Last FY ($)(1)	Last FY ($)(2)	Last FY ($)	Distributions ($)	Last FYE ($)

Mr. Chiles	-	$193,942	$(11,415)	-	$542,349
Mr. Elders	$26,459	$96,872	$(13,774)	-	$136,673
Mr. Burman	-	-	-	-	-
Mr. Duncan	-	$52,728	$(5,8335)	-	$124,465
Mr. Suldo	-	$61,900	$(17,535)	-	$157,406

(1)	Executive contributions are included in such executive’s salary and bonus amounts, as applicable, as reported in the Summary Compensation Table.

(2)	Registrant contributions in last fiscal year are included in all other compensation in the Summary Compensation Table.

Under the terms of the Company’s Deferred Compensation Plan for senior executives, participants can elect to defer a portion of their compensation for distribution at a later date. Additionally, the Company contributes an amount to the Deferred Compensation Plan account of participants equal to the difference between the percentage matching contribution made by the Company to the applicable participant’s 401(k) Plan Account and in the case of Mr. Chiles, up to 20% of salary and bonus, and in the case of each of our other Named Executive Officers, other than Mr. Burman, up to 15% of annual base salary and bonus. Deferred Compensation Plan holdings are invested in the same funds available under the Company’s 401(k) Plan in accordance with the elections of the plan participant. Participants vest in Company contributions to the Deferred Compensation Plan over a five year term. Distributions upon retirement or termination of employment are made pursuant to the participant’s election subject to any applicable limitations of the Internal Revenue Code. We have general contractual obligations to pay the deferred compensation upon the participant’s termination of employment for any reason, including but not limited to death, disability or retirement.

Potential Payments upon Termination or Change-in-Control

Each of our Named Executive Officers is party to an employment agreement as described above. Pursuant to these agreements, Messrs. Chiles, Elders and Duncan are entitled to certain severance benefits and Mr. Suldo is entitled to certain retirement benefits. If Messrs. Chiles, Elders or Duncan’s employment is terminated by the Company without Cause or by the employee for Good Reason (as defined in the agreement), he would be entitled to a lump sum severance payment equal to a multiple of the sum of his annual base salary plus his current annual incentive target bonus for the full year in which the termination of employment occurred. For Messrs. Chiles and Elders, the multiple is two, and for Mr. Duncan, the multiple is 1.50 but his contract also provides for six months notice of termination. The definition of “Cause” includes, among other things, conviction of the officer of a crime involving moral turpitude or a felony, commission by the officer of fraud upon, or misappropriation of funds of, the Company, knowing engagement by the officer in any activity in direct competition with the Company, and a material breach by the officer of covenants related to confidentiality, non-competition and non-solicitation. The definition of “Good Reason” includes, among other things, a reduction in the officer’s base salary or bonus opportunity, a relocation of more than fifty miles of the officer’s principal office, a material failure of the Company to comply with any material provision of such employment agreement. Prior to terminating his employment for Good Reason, the officer must comply with the notice provisions of his employment agreement.

The following amounts would be payable if the listed officer’s employment is terminated by the Company without Cause or by the employee for Good Reason.

				Extended
	Salary	Target Bonus	Vesting of	Health and other	Tax
	Multiple (1)	Multiple (2)	Equity Awards (3)	Benefits (4)	Gross Up	Total

Mr. Chiles	$1,230,000	$1,230,000	$8,403,423	$62,682	-	$10,926,105
Mr. Elders	$860,000	$645,000	$2,375,476	$23,871	-	$3,904,347
Mr. Burman(5)	-	-	$1,569,057	-	-	$1,569,057
Mr. Duncan(6)	$465,000	$232,500	$1,472,652	$26,661	-	$2,196,813
Mr. Suldo(7)	$930,000	$77,712	$1,447,578	$27,720	-	$2,483,010

(1)	Assumes the salary in effect on April 1, 2008.

(2)	Assumes target bonus percentage in effect on April 1, 2008.

(3)	Assumes that the triggering event took place on March 31, 2008, the last business day of fiscal year 2008, and the price per share of $53.67, the closing market price of our common stock as of that date.

(4)	Varies according to individual choice of medical plan. Accordingly, the amount shown assumes an employee choice which would result in the largest amount the Company would be responsible for. The amount for Mr. Chiles includes $50,000 for outplacement services.

(5)	Mr. Burman’s employment agreement does not contain special severance provisions. Termination of his employment contract requires one year prior notice.

(6)	Mr. Duncan is also entitled to six months prior notice of termination.

(7)	Mr. Suldo is retiring and will receive certain amounts effective as of his retirement date (see “Employment Agreements”). He is no longer entitled to payments upon termination for other reasons.

Additionally, if any of the officers’ employment is terminated by the Company without Cause, by the officer for Good Reason or for retirement, within the two years following a change in control of our Company, he would be entitled to a lump sum severance payment equal to a multiple of the sum of his annual base salary plus the higher of (i) his current annual incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three fiscal years. For Messrs. Chiles and Elders, the multiple is three and for Mr. Duncan, the multiple is 2.50 but his contract also provides for six months notice of termination. In addition to the above, any outstanding stock options or PRSU’s would vest upon the effective date of a change of control and the Company will provide such employee with health care benefits for three years. The definition of “Change in Control” includes, subject to certain exceptions, (i) acquisition by any individual, entity or group of beneficial ownership of 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a change in at least a majority of the Company’s Board (iii) approval by the shareholders of the Company of a merger, unless immediately following such merger, substantially all of the holders of the Company’s securities immediately prior to merger beneficially own more than 50.1% of the common stock of the entity resulting from such merger, and (iv) the sale or other disposition of all or substantially all of the assets of the Company.

			Vesting	Extended
	Salary	Highest Annual	of Equity	Health	Tax
	Multiple	Bonus Multiple	Awards (1)	Benefits (2)	Gross Up	Total

Mr. Chiles	$1,845,000	$1,845,000	$8,403,423	$112,682	$3,143,036	$15,349,141
Mr. Elders	$1,290,000	$967,500	$2,375,476	$16,671	-	$4,649,647
Mr. Burman(3)	-	-	$1,569,057	-	-	$1,569,057
Mr. Duncan(4)	$775,000	$465,000	$1,472,652	$16,671	-	$2,729,323
Mr. Suldo(5)	-	-	-	-	-	-

(1)	Assumes that the triggering event took place on March 31, 2008, the last business day of fiscal year 2008, and the price per share of $53.67, the closing market price of our common stock as of that date.

(2)	Varies according to individual choice of medical plan. Accordingly, the amount shown assumes an employee choice which would result in the largest amount the Company would be responsible for. The amount for Mr. Chiles includes $50,000 for outplacement services.

(3)	Mr. Burman’s employment agreement does not have change of control provisions. Termination of his employment contract requires one year prior notice.

(4)	Mr. Duncan is also entitled to six months prior notice of termination.

(5)	Mr. Suldo is retiring and will receive certain amounts effective as of his retirement date (see “Employment Agreements”). He is no longer entitled to payments upon termination for other reasons.

Any benefits payable pursuant to the above triggering events are payable in a cash lump sum not later than six months following the termination date.

The employment agreements of the Named Executive Officers also contain certain non-competition and non-solicitation provisions. For additional information regarding these employment agreements, see “Executive Compensation Matters — Employment Agreements.”

Director Compensation

The following table sets forth information concerning the compensation of each of our directors other than Mr. Chiles, who is a named executive officer:

Director Compensation – Fiscal Year 2008

					Change in
					Pension
					Value and
	Fees Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)(1)	($)	Earnings	($)	($)

Thomas N. Amonett	$74,250	-	$79,600	-	-	-	$153,850
Charles F. Bolden, Jr.	$69,300	-	$79,600	-	-	-	$148,900
Peter N. Buckley	$46,200	-	$79,600	-	-	-	$125,800
Stephen J. Cannon	$64,350	-	$79,600	-	-	-	$143,950
Jonathan H. Cartwright	$47,850	-	$79,600	-	-	-	$127,450
Michael A. Flick	$78,100	-	$79,600	-	-	-	$157,700
Thomas C. Knudson	$156,650	-	$79,600	-	-	-	$236,250
Ken C. Tamblyn	$89,650	-	$79,600	-	-	-	$169,250

(1)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2008 for stock options granted in fiscal year 2008 and prior fiscal years, in accordance with SFAS No. 123(R), which also equals the grant date fair value computed in accordance with SFAS No. 123(R). Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, see note 8 to our consolidated financial statements in our annual report on Form 10-K for fiscal year 2008.

The Compensation Committee determines the annual retainer, meeting fees, stock options and other benefits for members of our Board. The Compensation Committee’s objective with respect to director compensation is to provide compensation incentives that attract and retain individuals of outstanding ability. Directors who are Company employees do not receive a retainer or fees for service on our Board or any committees. The Company pays non-employee members of our Board for their service as directors. Directors who are not employees receive, as of the Record Date:

Annual Chairman of the Board fee:	$144,000
Annual director fee:	$33,000
Committee Chairmen attendance fees (per meeting):
Audit Committee	$5,500
Compensation Committee	$2,750
Governance and Nominating Committee	$2,750
Meeting attendance fees (per meeting) all other:	$1,650
Equity-based compensation:	At each Annual Meeting of Stockholders of the Company, each non-employee director is granted options to purchase 5,000 shares at the closing price on the date of grant. These options vest six months after the date of grant.

Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our Board or committees and for other reasonable expenses related to the performance of their duties as directors.

IX.  COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Michael A. Flick, Chairman
Charles F. Bolden, Jr.
Thomas N. Amonett

X.  AUDIT COMMITTEE REPORT

The Audit Committee’s principal functions are to select each year a firm of independent auditors, to assist our Board in fulfilling its responsibility for oversight of the Company’s accounting and internal control systems and principal accounting policies, to recommend to the Company’s Board, based on its discussions with the Company’s management and independent auditors, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K and to oversee the entire independent audit function. The Company believes that each of the four members of the Audit Committee satisfy the requirements of the applicable rules of the SEC and the NYSE as to independence, financial literacy and experience. Our Board has determined that at least one member, Ken C. Tamblyn, is an audit committee financial expert as defined by the SEC. Our Board has adopted a charter for the Audit Committee, a copy of which is posted on our website, www.bristowgroup.com, under the “Governance” caption.

In connection with the Company’s consolidated financial statements for the fiscal year ended March 31, 2008, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•	discussed with the Company’s independent auditors, KPMG LLP, the matters required to be discussed by Statements on Auditing Standards No. 61, as amended;

•	received the written disclosures and the letter from KPMG LLP as required by Independence Standards Board Standard No. 1 and discussed with the auditors their independence; and,

•	considered whether the provision of services by KPMG LLP not related to the audit of the Company’s consolidated financial statements and the review of the Company’s interim financial statements is compatible with maintaining the independence of KPMG LLP.

Based on the review and discussions with the Company’s management and independent auditors, as set forth above, the Audit Committee recommended to the Company’s Board, and our Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, as filed with the SEC.

Audit Committee
Ken C. Tamblyn, Chairman
Thomas N. Amonett
Stephen J. Cannon
Michael A. Flick

XI. RELATIONSHIP WITH
INDEPENDENT PUBLIC ACCOUNTANTS

KPMG conducted the examination of the Company’s financial statements for the fiscal year 2008. Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

During the Company’s two most recent fiscal years, the Company did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events listed in the Items 304(a)(2)(i) and (ii) of Regulation S-K.

Accounting Fees and Services

Set forth below are the fees paid by the Company to KPMG for the fiscal years indicated.

	2008	2007

Audit Fees	$2,001,485	$1,116,352
Audit-Related Fees	$307,233	$218,600
Tax Fees	$390,866	$495,469

Description of Non-Audit Services

Audit fees for each period include costs to assess our internal controls over financial reporting.

Audit-Related Fees — audit-related fees for fiscal year 2008 related principally to the Company’s offering of its 7 1/2% Senior Notes. Audit-related fees for fiscal year 2007 related principally to the Company’s offering of its 5.50% Mandatory Convertible Preferred Stock.

Tax Fees — tax fees included fees for tax compliance, tax advice and tax planning services rendered by the Company’s independent accountants.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our independent accounting firm. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by KPMG during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee.

Our Audit Committee policy requires prior Audit Committee approval of all services performed by our independent accounting firm, regardless of the scope of such services. The Audit Committee has delegated this prior approval authority to its Chairman for all non-audit services undertaken in the ordinary course. Any services approved by the Audit Committee Chairman pursuant to this delegated authority must be reported to the full Audit Committee at its next regularly scheduled meeting.

Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

Approval and Ratification of Independent Public Accountant

The Audit Committee of the Company’s Board has selected the firm of KPMG as the Company’s independent auditors for fiscal year 2009. Stockholder approval and ratification of this selection is not required by law or by the bylaws of the Company. Nevertheless, our Board has chosen to submit it to the stockholders for their approval and ratification. Of the shares represented and entitled to vote at the Annual Meeting (whether in person or by proxy), more votes must be cast in favor of than votes cast against the proposal to ratify and approve the selection of KPMG as the Company’s independent auditors for fiscal year 2009, in order for this proposal to be adopted. The Proxyholder named in the accompanying proxy card will vote FOR the foregoing proposal unless otherwise directed therein. Abstentions will not be counted either as a vote FOR or as a vote AGAINST the proposal to ratify and approve the selection of KPMG as the Company’s independent auditors for fiscal year 2009. Broker nonvotes will be treated as not present for purposes of calculating the vote with respect to the foregoing proposal, and will not be counted either as a vote FOR or AGAINST or as an ABSTENTION with respect thereto. If more votes are cast AGAINST this proposal than FOR, our Board will take such decision into consideration in selecting independent auditors for the Company.

Our Board recommends a vote FOR the approval and ratification of the selection of KPMG as the Company’s independent auditors for fiscal year 2009.

XII.  OTHER MATTERS

Transactions with Related Persons

On December 19, 1996, the Company acquired 49% of the common stock and other significant economic interest in Bristow Aviation Holdings Limited (“Bristow Aviation”), a U.K. corporation, which holds all of the outstanding shares in Bristow Helicopter Group Limited (“BHGL”), pursuant to a Master Agreement dated December 12, 1996, among the Company, CIS and certain other persons (the “Master Agreement”). As a result primarily of that transaction, CIS became the beneficial owner of 1,752,754 shares of our common stock. The Master Agreement provides that so long as CIS owns (1) at least 1,000,000 shares of our common stock or (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation, CIS will have the right to designate two persons for nomination to our Board and to replace any directors so nominated. Pursuant to the Master Agreement, CIS designated Peter N. Buckley and Jonathan H. Cartwright for nomination to our Board, and they were duly elected in February 1997. Mr. Buckley is the Chairman of the Board of Caledonia and Mr. Cartwright is the Financial Director of Caledonia, which was then the holder of all the outstanding stock of CIS. Caledonia has designated William P. Wyatt and Mr. Cartwright for nomination to our Board to be voted on at the Annual Meeting. On December 4, 2002, CIS: (i) sold to Caledonia all its holdings of our common stock and our 6% Convertible Subordinated Notes (the “6% Notes”) and (ii) transferred to Caledonia all of its rights and obligations under the Master Agreement and related documents. On July 29, 2003, we redeemed the 6% Notes with a portion of the proceeds from our sale of $230.0 million principal amount of 6 1/8% Senior Notes due 2013. This reduced the amount of our common stock beneficially owned by Caledonia to 1,300,000 shares. In fiscal year 2007, Caledonia increased its holding in our securities in 1,627,700 shares of common stock and 300,000 shares of our 5.50% Mandatory Convertible Preferred Stock (see “Security Ownership of Certain Beneficial Owners and Management”). In fiscal year 2008 we paid $0.8 million as dividends to Caledonia on such preferred stock.

The 1996 transaction also included certain executory obligations of the parties that remain in effect between us and Caledonia and its affiliates, certain of which are described below. All such obligations were the result of arms’ length negotiations between the parties that were concluded before Messrs. Buckley and Cartwright were nominated or elected to our Board and are, in our view, fair and reasonable to the Company.

In connection with the Bristow Aviation transaction, we and Caledonia also entered into a Put/Call Agreement whereunder, upon giving specified prior notice, we have the right to buy all the Bristow Aviation shares held by Caledonia, who, in turn, has the right to sell such shares to us. Under the current United Kingdom law, we would be required, in order for Bristow Aviation to retain its operating license, to find a qualified European Union investor to own any Bristow Aviation shares we have a right or obligation to acquire pursuant to the Put/Call Agreement. Any put or call of the Bristow Aviation shares will be subject to the approval of the Civil Aviation Authority.

In connection with the Bristow Aviation transaction, we acquired £91.0 million (approximately $144.0 million) in principal amount of 13.5% subordinated unsecured loan stock (debt) of Bristow Aviation. Bristow Aviation had the right and elected to defer payment of interest on the loan stock. Any deferred interest also accrues interest at an annual rate of 13.5%. With our agreement, no interest payments have been made through March 31, 2008.

In March 2004, the Company prepaid a portion of the put/call option price to Caledonia, representing the amount of guaranteed return since inception, amounting to $11.4 million. In consideration of this, the shareholders of Bristow Aviation agreed to reduce the guaranteed return factor used in calculating the put/call option price, effective April 1, 2004, from 12% per annum to LIBOR plus 3%. In May 2004, the Company acquired eight million shares of deferred stock, essentially a subordinated class of stock with no voting rights, from Bristow Aviation for £1 per share ($14.4 million in total). Bristow Aviation used these proceeds to redeem £8 million ($14.4 million) of its ordinary share capital at par value on a pro rata basis from all its outstanding shareholders, including the Company. The result of these changes was to reduce the cost of the guaranteed return to the other shareholders by $2.3 million on an annual basis.

In January 1998, we loaned £50.0 million (approximately $98.2 million as of March 31, 2007) to Bristow Aviation to refinance certain of its indebtedness. The loan was to mature on January 15, 2008 and bore interest at an annual rate of 8.335%, but its maturity has been extended until January 15, 2018. During fiscal year 2008, we received $6.9 million in interest payments under the loan, and paid $0.1 million as interest under the notes. In December 2002, Bristow Aviation advanced to us $10.0 million under a demand note that bears interest at an annual rate of 8.335%. In December 2005, Bristow Aviation advanced to us $15 million under a demand note that bears interest at an annual rate of 8.335%. All of the demand notes were repaid by the end of fiscal year 2008.

During fiscal year 2008, we leased an average of 45 aircraft to Bristow Aviation, or its subsidiaries, and received total lease payments of approximately $38.6 million. During fiscal year 2008, Bristow Aviation, or its subsidiaries, leased approximately 7 aircraft and charged aircraft maintenance costs to us, and we paid total lease payments of $1.7 million.

The foregoing transactions with Bristow Aviation are eliminated for financial reporting purposes in consolidation.

Beginning in September 2004, the Company began paying to Caledonia the amount of guaranteed return on the put/call on a quarterly basis. In fiscal year 2008, the Company paid to Caledonia $0.2 million representing the amount due for the period from January 1, 2007 to December 31, 2007.

Review and Approval of Related Party Transactions

Currently, related party transactions fall under the auspices of our Code of Business Integrity. We are in the process of reviewing a specific written policy governing transactions with related parties that applies to all transactions required to be disclosed as related party transactions under Item 404 of Regulation S-K. Under this policy, all such related person transactions are required to be approved or ratified by the Audit Committee in accordance with the guidelines set forth in the policy. No member of the Audit Committee may review or approve any transaction or amendment if he is involved directly or indirectly in the transaction. Our Board may also decide that a majority of directors disinterested in the transaction will review and approve a particular transaction or amendment. When reviewing and approving a related person transaction, the Audit Committee will be required to fully inform itself about the related party’s relationship and interest regarding the material facts of the proposed transaction and determine that the transaction is fair to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers, and certain beneficial owners (collectively, “Section 16 Persons”) to file with the Securities and Exchange Commission and NYSE reports of beneficial ownership on Form 3 and reports of changes in ownership on Form 4 or 5. Copies of all such reports are required to be furnished to us. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us for fiscal year 2008 and other information, all filing requirements for the Section 16 Persons have been complied with during or with respect to fiscal year 2008.

Items of Business to Be Acted Upon at the Meeting

Item 1.	ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT AS DIRECTORS

Our Board recommends that you vote FOR the election of each of the following nominees:

•	Thomas N. Amonett

•	Charles F. Bolden, Jr.

•	Stephen J. Cannon

•	Jonathan H. Cartwright

•	William E. Chiles

•	Michael A. Flick

•	Thomas C. Knudson

•	Ken C. Tamblyn

•	William P. Wyatt

Biographical information for these nominees can be found on pages 10, 11 and 12 of this proxy statement.

Item 2.	APPROVAL AND RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITOR

Our Board recommends that you vote FOR the approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2009.

VOTING OF THE PROXY

SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AS DIRECTED IN THE PROXIES. IF NO DIRECTION IS SPECIFIED, SUCH SHARES WILL BE VOTED “FOR” THE NOMINEES AND “FOR” THE OTHER PROPOSAL SET FORTH ABOVE.

General

The cost of soliciting Proxies will be borne by us, and upon request, we will reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of our securities. Our directors, officers and employees may, but without compensation other than regular compensation, solicit Proxies by telephone, telegraph, or personal interview.

Householding

The Securities and Exchange Commission permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact their broker or send a request to Secretary, Bristow Group Inc., 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042, telephone number (713) 267-7600.

Upon the written request of any stockholder entitled to vote at the Annual Meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for fiscal year 2008. Any such request should be directed to Secretary, Bristow Group Inc., 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042, telephone number (713) 267-7600. Requests from beneficial owners of our shares must set forth a good faith representation that as of June 9, 2008, the requester was a beneficial owner of shares entitled to vote at the Annual Meeting.

By Order of the Board of Directors

Randall A. Stafford
Vice President and General Counsel,
Corporate Secretary

July 3, 2008

PROXY
BRISTOW GROUP INC.
This Proxy is Solicited on Behalf of the Board of Directors
     The undersigned stockholder of Bristow Group Inc., a Delaware corporation (the “Company”), hereby appoints William E. Chiles and Randall A. Stafford, and each of them, proxies with power of substitution to vote and act for the undersigned, as designated on the reverse side, with respect to the number of shares of the common stock the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Westchase Hilton, 9999 Westheimer Road, Houston, Texas 77042 on Tuesday, August 5, 2008, at 8:00 a.m., and at any adjournments thereof, and, at their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY.
     Our Board of the Company recommends that you vote FOR each of the nominees listed on the reverse side for election as Directors of the Company, and FOR approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2009.
THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Address Change/Comments (Mark the corresponding box on the reverse side)

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Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
1) Election of the following nominees as Directors:

FOR	WITHHOLD
all nominees	for all nominees
☐	☐
Withhold for the following only: (Write the name(s) of the nominee(s) below)
01 Thomas N. Amonett, 02 Charles F. Bolden, Jr. 03 Stephen J. Cannon,
04 Jonathan H. Cartwright, 05 William E. Chiles, 06 Michael A. Flick,
07 Thomas C. Knudson, 08 Ken C. Tamblyn and 09 William P. Wyatt.

	FOR	AGAINST	ABSTAIN
2) Approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2009.	☐	☐	☐
The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and the Company’s annual report for the year ended March 31, 2008 and hereby revokes any proxy or proxies heretofore given.

Date

Signature

Signature

Please mark, date and sign as your account name appear and return in the enclosed envelope. If acting as executor, administrator, trustee or guardian, etc., you should indicate same when signing. If the signer is a corporation or partnership, please sign the full corporate name or partnership name by duly authorized officer or person. If the shares are held jointly, each joint stockholder named should sign.

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Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/brs
Use the Internet to vote your proxy. Have your proxy card in hand when you access the Web site.     OR . . .

Telephone
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.     OR . . .

Mail
Mark, sign and date your proxy card and return it in the
enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.